SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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Check the appropriate box:      ☐

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
WALGREEN CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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200 Wilmot Road
Deerfield, Illinois 60015

November 25, 2008

Dear Walgreens Shareholder:

You are cordially invited to our Annual Shareholders’ Meeting on Wednesday, January 14, 2009, at 10:00 a.m., Central Standard Time. PLEASE NOTE THAT THE TIME HAS CHANGED FROM PRIOR YEARS. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. Parking passes will be available at the registration desk.

We hope you will join us to learn more about our plans to increase shareholder value through our strategy to leverage and enhance the value of our core business—to get “more from the core” for our shareholders. We’re continuing to extend and expand the best, most convenient store network in America, while enhancing the customer and patient experience, and achieving fundamental cost reduction and productivity gain across the organization.

We look forward to seeing you January 14. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at Walgreens.com at 10:00 a.m. that day to hear a live broadcast. A video re-broadcast will be available on our website beginning Friday, January 23.

Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card.

Thank you for your loyalty to Walgreens. Our best wishes for a happy holiday season.

Sincerely,

ALAN G. MCNALLY Chairman and acting Chief Executive Officer	GREGORY D. WASSON President and Chief Operating Officer

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 14, 2009

TO THE SHAREHOLDERS OF WALGREEN CO.:

The Annual Meeting of Shareholders of Walgreen Co., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 14, 2009, at 10:00 a.m. Central Standard Time.

The Annual Meeting is being held for the following purposes:

(1)	To elect the ten directors named in this proxy statement to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;
(2)	To ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm;
(3)	To amend the Walgreen Co. 1982 Employees Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the Plan;
(4)	To consider a shareholder proposal that the Board of Directors of Walgreen Co. adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company;
(5)	To consider a shareholder proposal that the Board of Directors of Walgreen Co. adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution to ratify the compensation of the named executive officers; and
(6)	To transact such other business as may properly come before the meeting or at its adjournment.

Only shareholders of record at the close of business on November 17, 2008, are entitled to vote at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket mailed with this proxy statement and at least one form of photo identification.

You may vote your shares by telephone, via the Internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the Internet, you need not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. You may revoke your proxy at any time before your shares are voted at the meeting by notifying the Secretary of Walgreen Co. in writing or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

For more information about the matters being considered at this meeting, we respectfully ask that you read the proxy statement on the following pages.

The Company’s Annual Report to shareholders for fiscal year 2008 is enclosed with this proxy statement.

By order of the Board of Directors,

DANA I. GREEN
Secretary

November 25, 2008

PROXY STATEMENT	1
PROPOSAL 1 — Election of Directors	2
Information Concerning Corporate Governance, the Board of Directors and its Committees	5
Committees	6
Audit Committee	6
Compensation Committee	7
Finance Committee	7
Nominating and Governance Committee	7
Nomination of Director Candidates	7
Communications with the Board of Directors	8
Compensation of Directors	9
Executive Compensation	11
Compensation Discussion and Analysis	11
Compensation Philosophy and Objectives	11
Role of the Compensation Committee	11
Definition of Company Executives	12
Role of Executive Officers in Executive Compensation Decisions	12
Role of Outside Compensation Consultant	12
Setting Senior Executive Compensation	12
Elements of Compensation	13
Share Ownership Guidelines for Senior Executives	21
Fiscal Year 2009 Acting Chief Executive Officer Compensation	21
Tax-Deductibility of Executive Officer Compensation - Section 162(m) Deferred Compensation Plan	22
Compensation Committee Report on Executive Compensation	22
Executive Compensation Tables and Supporting Information	23
Summary Compensation Table	23
Grants of Plan-Based Awards	25
Outstanding Equity Awards at 2008 Fiscal Year-End	26
Option Exercises and Stock Vested in Fiscal Year 2008	28
Nonqualified Deferred Compensation for the 2008 Fiscal Year	28
Potential Payments Upon Termination or Change in Control	29
Securities Ownership of Certain Beneficial Owners and Management	39
Section 16(a) Beneficial Ownership Reporting Compliance	40
Equity Compensation Plans	41
Certain Relationships and Related Transactions	42
Audit Committee Report	42
Independent Registered Public Accounting Firm Fees and Services	43
PROPOSAL 2 — Ratify the Appointment of the Independent Registered Public Accounting Firm	45
PROPOSAL 3 — Amend the Walgreen Co. 1982 Employees Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan	46
PROPOSAL 4 — Shareholder Proposal that the Board of Directors of Walgreen Co. Adopt a Policy that the Chairman of the Board be an Independent Director who has not Previously Served as an Executive Officer of the Company	47
PROPOSAL 5 — Shareholder Proposal that the Board of Directors of Walgreen Co. Adopt a Policy that Provides Shareholders the Opportunity at Each Annual Shareholder Meeting to Vote on an Advisory Resolution to Ratify the Compensation of the Named Executive Officers	49
Householding	50
Shareholder Proposals for the Next Annual Meeting	51
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on January 14, 2009	51

200 Wilmot Road
Deerfield, Illinois 60015
November 25, 2008
PROXY STATEMENT

This proxy statement is being distributed beginning November 25, 2008, in connection with the Annual Meeting of Shareholders of Walgreen Co. being held on January 14, 2009. This proxy statement describes the business that will be transacted at the Annual Meeting and how you can vote your shares.

The enclosed proxy is solicited by the Board of Directors of Walgreens. The items described in the proxy statement constitute the only business that the Board of Directors intends to present, or is informed that others will present, at the Annual Meeting.

Only shareholders of record at the close of business on November 17, 2008, are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 989,030,806 shares of Walgreen Co. common stock were outstanding. A majority of these shares, represented at the meeting in person or by proxy, will constitute a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining quorum.

A form of proxy is enclosed. Shareholders may revoke the proxy at any time before the shares are voted by notifying the Company’s Secretary in writing or by submitting another timely proxy by telephone, Internet or mail. The proxy confers discretionary authority to the persons named in the proxy, or their substitutes, to vote on any other business that may properly come before the meeting.

The proxy holders intend to vote all proxies received by them, unless directed otherwise by your proxy election, as follows: for the election of the nominees named in this proxy to hold office for one year or until their successors are elected and qualified; for the ratification of the appointment of Deloitte & Touche, LLP; for the approval of the amendment to the Walgreen Co. 1982 Employees Stock Purchase Plan; and against the two shareholder proposals.

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting means that shareholders could give ten votes to one nominee for each share owned, or they could distribute their votes among as many nominees as they choose. Each director is elected by the vote of a majority of the shares represented in person or by proxy and entitled to vote. Shareholders may direct their votes to be cast for or withheld from each director candidate. A withheld vote will have the effect of a vote against a director candidate.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of all other proposals. Shareholders may direct their votes to be cast for or against each proposal, or may abstain. Abstentions will have the effect of votes against a proposal.

If a shareholder’s shares are held by a broker on the shareholder’s behalf (that is, in “street name”) and the shareholder does not inform the broker as to how to vote these shares on the election of directors and the ratification of accountants, the broker may exercise its discretion to vote for or against those proposals. If, however, the shareholder does not inform the broker as to how to vote the shareholder’s shares on the amendment to the Walgreen Co. 1982 Employees Stock Purchase Plan or the two shareholder proposals, the broker may not exercise discretion to vote for or against those proposals. This is a broker non-vote and it will not be counted as having been voted on the applicable proposal.

Walgreens will bear the expenses incurred to solicit proxies. Solicitation may be made by mail and by telephone. Officers, directors and regular employees of Walgreens may help solicit proxies for no additional compensation. Walgreens may also retain a professional solicitor to assist with soliciting proxies for approximately $30,000, plus reasonable expenses.

Walgreens may request brokerage houses and other nominees or fiduciaries to forward its proxy materials and Annual Report to beneficial owners of the stock, and Walgreens may reimburse such entities for related expenses.

Your vote is confidential and will not be disclosed to Walgreens unless required by law or requested by you.

PROPOSAL 1

Election of Directors

There are ten nominees for election to the Board of Directors. Mark P. Frissora was recommended for nomination by the Nominating and Governance Committee and nominated by the Board of Directors for election as a new director at this Annual Meeting of Shareholders.

The proxy holders intend to vote all proxies received by them for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any nominee unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute, a replacement nominee. The proxy holders will vote your shares for that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

Alan G. McNally, 63—Chairman of the Board and acting Chief Executive Officer (since October 2008). Mr. McNally was the lead director of the Board from January 2008 until October 2008. Mr. McNally is Special Advisor to Harris Financial Corporation (formerly Bankmont Financial Corporation) (since January 1, 2007). Mr. McNally was Chairman of the Board of Harris Financial Corporation from April 1998 to May 2006, and a director from May 2006 to December 31, 2006. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 until January 2004, and Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002. Mr. McNally was Senior Advisor to TeleTech North America from February 2003 to September 2006.
1999

William C. Foote, 57—Chairman of the Board (since April 1996) and Chief Executive Officer (since January 1996) of USG Corporation. Mr. Foote was President of USG Corporation from September 1999 to January 2006. Mr. Foote is a director of USG Corporation, Kohler Co. and the National Association of Manufacturers, and Deputy Chairman of the Board of The Federal Reserve Bank of Chicago.	1997

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

Mark P. Frissora, 53—Chairman of the Board (since January 1, 2007) and Chief Executive Officer (since July 2006) of Hertz Global Holdings, Inc. and The Hertz Corporation. Mr. Frissora was Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. Mr. Frissora served as the Chairman of Tenneco Inc. from March 2000 to July 2006. Mr. Frissora is a director of Hertz Global Holdings, Inc. and NCR Corporation.	—

Cordell Reed, 70—Former Senior Vice President of Commonwealth Edison Co. Mr. Reed is also a director of Underwriters Laboratories Inc.	1994

Nancy M. Schlichting, 54—President and Chief Executive Officer of the Henry Ford Health System (since June 2003). Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003.	2006

David Y. Schwartz, 67—Independent business advisor and consultant. Former Partner at Arthur Andersen LLP. Mr. Schwartz is also a director of Foot Locker, Inc., Stage Stores, Inc. and True Value Company.	2000

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in

Alejandro Silva, 61—Chairman and Chief Executive Officer of Evans Food Group, Inc. (since 1985), a producer of snack foods. Mr. Silva is also a director of PrivateBancorp, Inc.	2008

James A. Skinner, 64—Vice Chairman (since January 2003) and Chief Executive Officer (since November 2004) of McDonald’s Corporation. Mr. Skinner is also a director of McDonald’s Corporation and Illinois Tool Works Inc.	2005

Marilou M. von Ferstel, 70—Former Executive Vice President and General Manager of Ogilvy Public Relations Worldwide.	1987

Charles R. Walgreen III, 73—Chairman Emeritus of Walgreen Co. (since July 1999). Chairman of the Board until July 1999 and Chief Executive Officer until January 1998. Mr. Walgreen III is the father of Kevin P. Walgreen, an executive officer of the Company.	1963

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES AS SET FORTH ABOVE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Information Concerning Corporate Governance, the Board of Directors and its Committees

The Board of Directors met 11 times and there were 19 meetings of Board Committees during the 2008 fiscal year. The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Shareholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each director attended more than 86% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committees on which he or she served during the periods for which he or she served. All of the directors who were then serving attended the Company’s annual meeting of shareholders on January 9, 2008.

The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. As permitted by the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange listing standards, the Board has determined categorically that any relationship within the parameters set forth below will not impair the independence of a director:

1)	The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or director of an entity with which the Company has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, the Company during the entity’s last fiscal year equal to less than the greater of $200,000 or 2% of the entity’s consolidated gross revenue for the entity’s last fiscal year; or

2)	The director or a member of the director’s immediate family is an executive officer, director or trustee or was an executive officer, director or trustee of a charitable or other not-for-profit entity during the entity’s last fiscal year and the Company’s contributions to the entity during the entity’s last fiscal year are: (a) less than the greater of $200,000 or 2% of the entity’s total annual charitable receipts for the entity’s last fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions will not be included in the Company’s annual charitable contributions for this purpose.

In its annual review, the Board of Directors determined that Mr. Foote, Mr. Frissora, Mr. Reed, Ms. Schlichting, Mr. Schwartz, Mr. Silva, Mr. Skinner and Ms. von Ferstel are independent under the applicable listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s standards. Mr. McNally was also an independent director under the applicable standards until his appointment as Chairman and acting Chief Executive Officer on October 10, 2008.

In assessing independence, the Board of Directors was aware of and evaluated the following relationships:

•	Mr. Foote is a life trustee of Northwestern Memorial HealthCare, the corporate parent of Northwestern Memorial Hospital. Mr. Foote does not perform any executive functions in this position. Northwestern Memorial Hospital utilizes the Company’s pharmacy services.

•	Mr. Reed is the chairman of the board of Chicago State University, which receives charitable contributions from the Company.

•	Ms. Schlichting is the president and chief executive officer of the Henry Ford Health System. Health Alliance Plan, a health plan affiliated with Henry Ford, offers healthcare insurance and related administrative services, and individual members that hold that insurance or are the beneficiaries of the administrative services may fill prescriptions at the Company’s pharmacies. In addition, Health Alliance Plan provides health insurance to certain of the Company’s Michigan-based employees.

•	Mr. Schwartz is a director of Foot Locker, Inc. The Company sells Foot Locker gift cards at its locations.

•	Mr. Silva is a member of the Commercial Club Foundation and a board member of Renaissance 2010, each a not-for-profit organization that receives charitable contributions from the Company.

•	Mr. Skinner is the vice-chairman and chief executive officer of McDonald’s Corporation. The Company leases space from McDonald’s for one of its locations. The Company also has a business relationship with Redbox Automated Retail, LLC, an affiliate of McDonald’s.

•	Mr. Frissora is a director of NCR Corporation. The Company contracts with NCR for software and technology support.

In each instance, the Board concluded that the relationship did not impair the independence of the applicable director or, with respect to Mr. Frissora, director candidate.

The independent members of the Board of Directors meet in executive sessions in conjunction with each quarterly Board meeting. As the lead director, Mr. McNally presided at those sessions until his appointment as Chairman and acting Chief Executive Officer on October 10, 2008. Mr. Foote, Chair of the Nominating and Governance Committee, was appointed to chair the executive sessions of the Board thereafter.

The Board has adopted a written charter for each committee, as well as Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted an Ethics Policy Statement that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer, the Chief Financial Officer and the Controller. These materials can be found on the Company’s website at investor.walgreens.com, and may be obtained by writing: Walgreen Co., Attn: Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015. Changes to or waivers, if any, of the Company’s Ethics Policy Statement for directors and executive officers or the Company’s Code of Ethics for Financial Executives would be promptly disclosed on the Company’s website.

Committees

During fiscal year 2008, the Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees. Current committee membership is set forth below. Mr. McNally stepped down from the Nominating and Governance Committee and the Finance Committee upon his appointment as Chairman and acting Chief Executive Officer of the Company. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards, the rules of the Securities and Exchange Commission (in the case of the Audit Committee), and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange.

	Audit		Compensation		Finance		Nominating and
Director Name	Committee		Committee		Committee		Governance Committee

Mr. Foote			X				X	*
Mr. Reed			X		X
Ms. Schlichting	X		X
Mr. Schwartz	X	*			X	*
Mr. Silva	X						X
Mr. Skinner	X		X	*	X
Ms. von Ferstel	X						X
Mr. Walgreen III					X

*	Chair of Committee.

Audit Committee

The Audit Committee met eight times during the fiscal year. The Committee is composed of Mr. Schwartz, Chairman, Ms. Schlichting, Mr. Silva, Mr. Skinner and Ms. von Ferstel. Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. The Board of Directors has also determined that Mr. Schwartz meets the definition of audit committee financial expert under the rules promulgated by the Securities and Exchange Commission.

The Committee is responsible for evaluating significant matters relating to the financial reporting process and system of internal accounting controls of the Company, as well as review of the scope and results of the annual audits conducted by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee met four times during the fiscal year. The Committee is composed of Mr. Skinner, Chairman, Mr. Foote, Mr. Reed and Ms. Schlichting.

The Committee determines the various elements of executive compensation and oversees executive succession planning. The Committee maintains authority and responsibility for the administration of various executive compensation programs, including the Company’s Executive Stock Option Plan, Long-Term Performance Incentive Plan, Management Incentive Plan and certain executive deferred compensation plans. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

The Committee is assisted by Mercer LLC, an independent outside compensation consultant. Mercer provides to the Committee information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee on compensation decisions, particularly with respect to the compensation of the Company’s chief executive officer. Mercer also works with Company management and supporting personnel to obtain background information and related support in formulating its recommendations for the Committee. In addition, Mercer assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices. Mercer provides no other services to the Company, except, in fiscal year 2008, minor actuarial services.

For additional information regarding the operation of the Committee, see “Executive Compensation — Compensation Discussion and Analysis” below.

Finance Committee

The Finance Committee met four times during the fiscal year. The Committee was composed of Mr. McNally, Chairman, Mr. Schwartz, Mr. Reed, Mr. Skinner and Mr. Walgreen III through October 10, 2008. On October 10, 2008, Mr. McNally stepped down as Chairman and from the Committee upon assuming the positions of Chairman and acting Chief Executive Officer of the Company and Mr. Schwartz assumed the duties of acting Chairman of the Committee. The Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

Nominating and Governance Committee

The Nominating and Governance Committee met three times during the fiscal year. Through October 10, 2008, the Committee was composed of Mr. Foote, Chairman, Mr. McNally, Mr. Silva and Ms. von Ferstel. Mr. McNally stepped down from the Committee upon assuming the position of acting Chief Executive Officer on October 10, 2008. The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors.

Nomination of Director Candidates

The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. Desired qualities to be considered include:

Experience:

•	high-level leadership experience in business or administrative activities, and significant accomplishment;

•	breadth of knowledge about issues affecting the Company; and

•	proven ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare;

•	willingness to apply sound and independent business judgment;

•	awareness of a director’s vital role in the Company’s good corporate governance and citizenship;

•	no present conflict of interest;

•	time available for meetings and consultation on Company matters;

•	enthusiasm about the prospect of serving;

•	willingness to assume broad fiduciary responsibility; and

•	willingness to become a Company shareholder.

When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm engaged to recommend director candidates.

The Nominating and Governance Committee may engage a consulting firm to help identify candidates for director who meet the Company’s qualifications, and did so to identify Mr. Frissora. Generally, the firm screens candidates against specific qualifications, develops profiles and prepares biographies of each candidate. The firm also assists in the interview process. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

A shareholder may recommend a director candidate to the Nominating and Governance Committee by providing notice to the Company that meets the procedural and disclosure requirements set forth in the Company’s By-laws, including disclosure of: (1) the relationship between the nominating shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities; (2) information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Company’s Board of Directors, including disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any; and (3) any other information required to comply with the proxy rules and applicable law. If a submission is in proper form as provided under the Company’s By-Laws, the Nominating and Governance Committee will apply the same standards to the evaluation of a shareholder nominee as it applies to nominees submitted by others.

A shareholder who wishes to recommend a prospective nominee for consideration by the Nominating and Governance Committee should notify the Secretary of the Company in writing on or after September 16, 2009 and not later than October 16, 2009, at Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

Communications with the Board of Directors

All interested parties may communicate with the Chairman or the directors by regular mail directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or her designee will collect and organize all such communications, discarding any that are solicitations or are irrelevant to the Board’s responsibilities. The remaining communications will be forwarded to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Compensation of Directors

This section describes the compensation provided to non-employee directors. Full-time employees of the Company who serve as directors do not receive additional compensation for service on the Board of Directors.

Overview.  Non-employee director compensation is reviewed annually by the Nominating and Governance Committee of the Board of Directors, with the assistance of Mercer LLC, the Committee’s current compensation consultant. This consultant provides information regarding market compensation, practices and trends, assists in the review and evaluation of such information, and advises the Nominating and Governance Committee regarding compensation decisions. The Nominating and Governance Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably-sized companies in other industries, and seeks to provide director compensation that is competitive with director compensation for these groups. The Nominating and Governance Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s shareholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board.

Fiscal Year 2008 Director Compensation.  During fiscal year 2008, non-employee directors received the following compensation, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan”:

•	A $70,000 annual retainer, paid quarterly.

•	An additional $20,000 annual retainer for the Chair of the Audit Committee and an additional $10,000 annual retainer for each Chair of other Board committees, paid quarterly.

•	An additional $50,000 annual retainer for the lead director, prorated for fiscal year 2008 following Mr. McNally’s appointment as lead director as of January 30, 2008. In connection with the creation of this new lead director position, the Nominating and Governance Committee reviewed information supplied by Mercer concerning market practices for lead director pay, and determined that this annual lead director retainer amount is appropriate.

•	A grant, as of November 1, 2007, of 3,075 shares of Walgreen Co. common stock under the Walgreen Co. Nonemployee Director Stock Plan (described below). The number of shares was calculated by dividing $120,000 by $39.03, the Walgreen Co. closing stock price on that date.

One-half of the annual retainer is paid in shares of Walgreen Co. common stock, with the number of shares determined based on the closing market price of Walgreen Co. common stock on the first trading day of each fiscal quarter. However, if the director elects instead to receive this portion of the retainer in the form of deferred stock units, as described below under Nonemployee Director Stock Plan, then the number of shares is determined based on the closing market price of Walgreen Co. common stock on the day of each quarterly Board meeting. The remaining half of the annual retainer and the entire Committee chair retainer are paid in cash, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan.” In addition, non-employee directors and employee directors are reimbursed for expenses incurred in connection with Board and Board Committee meetings.

Director Compensation Table

The following table details the compensation provided to each non-employee director for fiscal year 2008:

			Change in
			Pension
			Value and
	Fees Earned		Nonqualified
	or Paid in	Stock	Deferred	All Other
	Cash	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	($)

William C. Foote	45,000	155,000	—	6,579	206,579
James J. Howard(5)	12,596	132,596	20,104	3,544	168,840
Alan G. McNally	74,258	155,000	—	4,850	234,108
Cordell Reed	37,500	155,000	—	3,636	196,136
Nancy M. Schlichting	35,000	155,000	—	1,475	191,475
David Y. Schwartz	55,000	155,000	—	4,105	214,105
Alejandro Silva(6)	22,500	22,500	—	101	45,101
James A. Skinner	42,500	155,000	—	3,028	200,528
Marilou M. von Ferstel	35,000	155,000	20,720	2,142	212,862
Charles R. Walgreen III	35,000	155,000	—	—	190,000

(1)	Includes one-half of annual retainer paid in cash and the full amount of any Committee chair retainer and lead director retainer (including any deferred amounts).

(2)	Includes dollar value of November 1, 2007 annual stock grant, excluding minor adjustment for rounding to the nearest whole share, plus one-half of annual retainer paid in stock (including any deferred amounts). All stock awards are fully vested at the grant date.

(3)	Represents portion of prior deferred compensation plan earnings that is considered to be above-market. Includes no amount for change in present value of amounts payable under the Walgreen Co. Retirement Plan for Outside Directors, because actual change was negative for fiscal year 2008. These present value changes were $(3,174) for Mr. Howard; $(425) for Mr. Reed; and $(3,030) for Ms. von Ferstel. This Retirement Plan is described below. For Mr. Walgreen III, excludes earnings on deferred compensation received as an employee.

(4)	Represents dividends credited to deferred stock units.

(5)	Reflects partial year compensation, as Mr. Howard retired from the Board of Directors as of January 9, 2008.

(6)	Reflects partial year compensation, as Mr. Silva joined the Board of Directors as of January 9, 2008.

Nonemployee Director Stock Plan.  In November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan. The Plan was amended and restated effective January 14, 2004, and further amended effective October 12, 2005, and October 11, 2006. Under this Plan, each non-employee director receives a grant of Walgreen Co. common stock on each November 1. The grant is calculated based on a dollar value established under the Plan, which may be adjusted by the Board periodically. This value was originally set at $80,000 and was increased to $100,000 for the November 1, 2006 grant and to $120,000 commencing with the November 1, 2007 grant. Under this Plan, the following deferral opportunities are available to directors:

•	All cash retainer, committee chair retainer and lead director retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

•	The portion of the annual retainer paid in stock and the annual stock grant may be awarded in the form of deferred stock units.

All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. All deferred stock unit and deferred cash compensation account balances are paid out in cash in two annual installments, the first of which occurs 30 days after retirement from the Board of Directors.

Fiscal Year 2009 Director Compensation.  After conducting its annual review of director compensation in July 2008, the Nominating and Governance Committee did not recommend any changes to director compensation for fiscal year 2009.

Discontinued Director Compensation Programs.  Certain non-employee directors remain eligible for benefits under discontinued director compensation arrangements as follows:

•	The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for non-employee directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. Under the Retirement Plan for Outside Directors, upon retirement a non-employee director receives annual benefits for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) ten years, and these benefits were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a non-employee director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the non-employee director on the date of his or her retirement from the Board of Directors. The Retirement Plan for Outside Directors will continue to apply in the future only with respect to compensation earned by non-employee directors for periods of service prior to November 1, 1996. Mr. Howard will begin receiving benefits under this Retirement Plan in January 2009, and Mr. Reed and Ms. von Ferstel will receive benefits under this Retirement Plan upon their retirement from the Board.

•	Mr. Howard and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of his or her retainer fees. During fiscal year 2008, payments were made to directors under such plans as follows: Mr. Howard, $54,788; and Ms. von Ferstel, $55,300.

Share Ownership Guidelines for Directors.  To formalize further the Company’s philosophy of aligning the interests of nonemployee directors and senior executives with the interests of shareholders, on October 8, 2008 the Board of Directors adopted Executive and Director Share Ownership Guidelines. Under the Guidelines for nonemployee directors, within five years of the later of commencement of Board membership and November 1, 2008, each director is expected to accumulate at least the lesser of 20,000 shares of Walgreen Co. common stock and the number of shares valued at three times the director’s total annual cash and equity compensation.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding (1) the overall structure of the compensation provided to the Company’s executives, (2) the role and involvement of various parties in executive compensation analysis and decisions, and (3) the process, substance of and rationale for decisions concerning executive compensation.

Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors (referred to in this section as the “Committee”) has responsibility for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term Company performance goals and aligns executives’ interests with those of shareholders, with the ultimate objective of improving shareholder value. The Committee evaluates both individual performance and market compensation to ensure that the Company maintains its ability to attract and retain strong-performing employees in key positions.

Role of the Compensation Committee

The Committee reviews and approves all components of Company executive pay, recommends or reports its decisions to the Board of Directors, and oversees the administration of the compensation program for senior executives.

The Committee’s Charter, which can be found on the Company’s website at investor.walgreens.com, lists the specific responsibilities of the Committee. The primary duties of the Committee with regard to senior executive compensation are to conduct an annual review of executive officer compensation, oversee the design of the Company’s compensation programs for senior executives, grant and approve annual awards under the Company’s short-term and long-term incentive programs and oversee the administration of these programs, and determine all aspects of compensation for the Company’s Chief Executive Officer. The Committee reviews its Charter annually and submits any recommended changes to the Board of Directors.

The Board of Directors determines the Committee’s membership, and the Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Committee meets in person at scheduled times during the year, meets telephonically as needed, and also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board of Directors meetings. The Committee is supported in its work by the Company’s Human Resources management and supporting personnel, as well as its outside independent compensation consultant.

Definitions of Company Executives

Both within this Compensation Discussion and Analysis and elsewhere in this proxy statement, there are terms used to describe groups of Company executives. The term “executives” generally refers to the 89 individuals who are currently at the divisional vice president or operational vice president level and above. These are the key managers of the Company, who are eligible for executive-level compensation and benefit programs. The term “senior executives” refers to a more limited group of 24 individuals who are currently at the corporate vice president level and above. All senior executives (and certain non-senior executives, based on their specific positions) are considered “executive officers” under SEC rules. The term “named executive officers” refers to the individuals identified in the Summary Compensation Table and related tables within this proxy statement.

Role of Executive Officers in Executive Compensation Decisions

The Committee reviews and specifically approves all compensation decisions for all senior executives and any other executive officers. It also reviews and approves all decisions concerning compensation plans and programs for executives. The Company’s Senior Vice President of Human Resources works most closely with the Committee, both in providing information and analysis for review, and in advising the Committee concerning compensation decisions, except as it relates specifically to his own pay. The Company’s Chief Executive Officer works with the Senior Vice President of Human Resources and staff to develop recommendations concerning compensation for all senior executives other than himself, and presents those recommendations to the Committee. In particular, the Chief Executive Officer reviews annually the performance and pay level of all senior executives and makes recommendations to the Committee regarding pay adjustments. In doing so, the Chief Executive Officer is supported with analysis and recommendations from the Company’s Human Resources Department.

Role of Outside Compensation Consultant

The Committee engages Mercer LLC as its independent compensation consultant. Mercer also consults with the Company’s Nominating and Governance Committee concerning director compensation. The Committee utilizes Mercer (1) to provide information regarding market compensation and practices, (2) to assist the Committee in the review and evaluation of such compensation and practices, and (3) to advise the Committee regarding compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. Mercer also works with Company management and supporting personnel to obtain background information and related support in formulating its recommendations for the Committee. In addition, Mercer assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices. Mercer provides no other services to the Company, except, in fiscal year 2008, minor actuarial services.

Setting Senior Executive Compensation

In developing recommendations and making determinations regarding the amount and composition of senior executive compensation, the Committee’s focus is to provide a compensation package that enables the Company to attract and retain talented executives, reward individual and Company performance and link the interests of the Company’s senior executives to the interests of the Company’s shareholders. The Committee members believe that each element of the compensation program should target compensation levels taking into account current market practices. At the same time, market compensation levels and practices are not the only factors used by the Committee in making executive compensation decisions, and the Committee refrains from making executive compensation decisions in response to short-term market fluctuations. The Committee carefully considers internal equity issues and historical Company practices, along with long-term market trends, in making executive compensation decisions.

In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation. The Committee compares these compensation components to those of companies that it establishes as its “peer group” for these purposes. The peer group consists of companies that have business operations in the retail drug industry and companies having operations within broader retail markets. In more recent years, the Committee has added to the peer group selected healthcare companies that compete with the Company’s Walgreens Health Services division.

The peer group is reviewed each year with the assistance of the Committee’s compensation consultant and the Senior Vice President of Human Resources and is updated accordingly. Because of the large variance in size among the companies comprising the peer group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between Company senior executives and peer group senior executives. The Committee compares Company compensation to the adjusted peer group compensation data. The Committee does not target a specific percentile of the peer group in setting Company compensation, but has primarily focused on peer group median compensation.

For the compensation review conducted during the 2008 fiscal year, the peer group consisted of the following companies:

Best Buy Co., Inc.	McDonald’s Corporation
CVS Caremark Corporation	Medco Health Solutions, Inc.
Costco Wholesale Corporation	Publix Super Markets, Inc.
Express Scripts, Inc.	Rite Aid Corporation
The Home Depot, Inc.	Safeway Inc.
J.C. Penney Company, Inc.	Sears Holdings Corporation
Kohl’s Corporation	Staples, Inc.
The Kroger Co.	SUPERVALU INC.
Lowe’s Companies, Inc.	Target Corporation
Macy’s, Inc.	Wal-Mart Stores, Inc.

The Chief Executive Officer of the Company is considered part of the senior executive team and participates in the same compensation and benefit programs as the other senior executives, including short-term incentives, long-term incentives, benefits and perquisites. The CEO’s compensation is compared to the compensation provided to peer group company CEOs, and that comparison is taken into account in setting CEO base salary and incentive levels.

Elements of Compensation

The key elements of the Company’s executive compensation program are base salary, annual bonuses and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including these key elements, as well as other executive benefits.

Base Salaries

Base salary is a key component of senior executive pay, both on its own and because annual and long-term incentive targets and awards are presently structured as established percentages of base salary. Base salaries for the Company’s senior executives are established and adjusted based on the following annual review process:

Salary Grade Structure.  The Company maintains a salary structure for all pay levels, including pay grades at the senior executive level. Pay ranges for each salary grade level are adjusted annually by the Committee, based on recommendations from Human Resources management following its annual review of market data (primarily peer group compensation) and consideration of short-term and long-term marketplace trends in executive pay. Human Resources is supported by a compensation consultant (currently Hewitt Associates LLC) in performing its annual salary structure review. This consultant is asked to provide market pay data and trends and assist in the review of that information. As described above and below, the Committee engages a separate independent compensation consultant to assist in its annual review of peer group compensation for purposes of reviewing and adjusting base salaries for senior executives. This serves as an added independent review of the information supplied in connection with the salary structure review. The senior executive salary grade structure provides the overall framework for setting and adjusting base salaries.

For fiscal year 2008, the Committee approved a 4.5% increase in the midpoint salary for each salary grade range within the senior executive salary structure. For fiscal year 2009, the salary structure remains at the 2008 levels based on cost-control measures. The long-term strategy is to resume adjustments to the salary structure to remain competitive with pay levels for comparable positions in the marketplace. The Committee also continues to focus on longer-term market trends, rather than short-term market fluctuations, as short-term fluctuations for senior executives can be significant.

The current senior executive titles are Chairman and CEO, President and COO, Executive Vice President, Senior Vice President, and Vice President, and each of those titles falls at a set level within the senior executive salary grade structure. Individuals are assigned to those levels based on various factors, including the type of position (e.g., operations vs. support), performance, and years of experience. This varies from the approach taken at many other companies, where the position alone determines the level within the organization. The Committee believes the approach taken by the Company serves as a means to reward outstanding performance and allow for growth within the senior executive ranks.

Reviewing and Adjusting Base Salaries.  Within the framework of the salary structure described above, the Committee regularly reviews each senior executive’s base salary. Typically, base salary reviews and adjustments take place in January coincident with the Committee’s annual review of peer group compensation. An executive’s base salary may also be adjusted during the year upon promotion or based upon internal equity considerations.

Base salary adjustments are determined after considering the salary structure range for the position, peer group compensation information (both current year and longer-term trends), and various other factors, including job performance, time in position, level of responsibility, prior experience, breadth of knowledge and internal equity. The factors impacting base salary levels are not independently assigned specific weights. These decisions are made after reviewing the recommendations of the Company’s Chief Executive Officer and Senior Vice President of Human Resources, except as it concerns their individual salaries, and the Committee consults with its independent compensation consultant as needed.

Based on the application of the above-described factors, the Committee approved the following base salary adjustments for the named executive officers during fiscal year 2008.

•	Jeffrey A. Rein—Former Chairman and Chief Executive Officer. There were no adjustments to Mr. Rein’s base salary in fiscal year 2008. Mr. Rein received an annual base salary increase of 9.1% to $1,200,000 in July 2007 upon his promotion from Chief Executive Officer to Chairman and Chief Executive Officer. As of the January 2008 review, Mr. Rein’s base salary was slightly above the median base salary for CEOs at peer group companies.

•	Wade D. Miquelon—Senior Vice President and Chief Financial Officer. Mr. Miquelon joined the Company in June 2008 at an annual base salary of $625,000. This base salary is slightly above the

January 2008 median base salary for CFOs at peer group companies and was set during employment negotiations.

•	William M. Rudolphsen—Senior Vice President and Chief Risk Officer (former Chief Financial Officer). Increase of 5.8% to $455,000 annual base salary in January 2008, in connection with his annual salary review. The resulting base salary was below the January 2008 25th percentile base salary for CFOs at peer group companies. On June 16, 2008, Mr. Rudolphsen ceased serving as CFO and became the Company’s Chief Risk Officer.

•	Gregory D. Wasson—President and Chief Operating Officer. Increase of 10.7% to $775,000 annual base salary in January 2008, in connection with his annual salary review. The resulting base salary is slightly above the January 2008 median base salary for President/COOs at peer group companies.

•	George J. Riedl—Executive Vice President, Merchandising. Increase of 10.9% to $610,000 annual base salary in January 2008, in connection with his annual salary review. The resulting base salary is slightly above the January 2008 75th percentile base salary for the most senior marketing executive at peer group companies. The Committee specifically noted, however, that the market data for this position was of limited value, based on the scope of Mr. Riedl’s responsibilities being significantly broader than the scope of the senior-most marketing position at many peer group companies.

•	Mark A. Wagner—Executive Vice President, Store Operations. Increase of 10.9% to $610,000 annual base salary in January 2008, in connection with his annual salary review. The resulting base salary is slightly above the January 2008 median base salary for the comparable executive position at peer group companies.

Annual Incentives

The Walgreen Management Incentive Plan (the “MIP”) promotes the Company’s pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving performance goals tied to return on invested capital. Below is a description of the MIP as applied to fiscal year 2008 and prior years, followed by a description of changes to the MIP beginning in fiscal year 2009.

Fiscal Year 2008.  The MIP emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all eligible employees. Under the MIP, subject to the results of a plan-specific calculation of return on invested capital (“Plan ROIC”), each eligible participant receives 5% of base salary up to a threshold level ($69,200 for fiscal year 2008), plus a variable percentage of base salary above that threshold level. The variable percentage is based on achievement of targeted Plan ROIC. The achieved percentage is the same for all eligible participants, including the Chief Executive Officer and all other senior executives. While this approach typically yields a percentage bonus for the Chief Executive Officer and certain other senior executives that is below comparable annual incentive opportunities at peer group companies, senior management and the Committee have historically relied upon this approach as simple, straightforward and one that fosters an atmosphere of teamwork among senior executives and other bonus-eligible employees. Nevertheless, the Committee continues to assess the MIP each year and to consider whether any adjustments in Chief Executive Officer and other senior executive bonus opportunities are appropriate based on longer-term market trends or business objectives.

As noted above, the performance metric under the MIP is Plan ROIC. The Committee believes that this is the most effective measure of Company and management performance, as it measures not only basic annual operating performance (earnings from the income statement), but also the effective generation of cash flow from the reinvestment of capital in the business.

Plan ROIC is defined as earnings divided by average invested capital for the fiscal year. This is a plan-specific calculation under which certain accounting items are adjusted or excluded for consistency purposes from year to year. Most notably, net short-term investments/borrowings and the Company’s LIFO inventory valuation reserve are excluded from the calculation. The target Plan ROIC approved by the Committee corresponds to a target variable bonus percentage of 60% of base salary above the threshold salary level. Plan ROIC levels above and below that target are then matched to variable bonus percentages above and below the 60% target. The threshold variable bonus percentage is 5%, which means that no bonus is paid unless actual Plan ROIC equates to a variable bonus percentage of at least 5% of base salary. The maximum variable bonus percentage is 100% of base salary above the threshold salary level. Based on the approach taken in setting Plan ROIC levels, it is very unlikely that either of those extremes would be achieved in practice. The variable bonus percentage for the past five fiscal years (including fiscal year 2008) has ranged from 53.1% to 65.9% of base salary. The Committee reviews and approves the MIP threshold, target, and maximum Plan ROIC levels and the corresponding variable bonus percentages soon after the beginning of the fiscal year, and then reviews and approves actual Plan ROIC and the resulting variable bonus percentage soon after the end of the fiscal year. Under the MIP, extraordinary accounting items (such as large acquisitions and hurricane-related charges) may be excluded from the final Plan ROIC calculation after full review by the Committee, the Finance Committee of the Board and the full Board. The Committee’s goal is to select target Plan ROIC at a level that is challenging yet achievable.

For fiscal year 2008, target Plan ROIC was set by the Committee in October 2007 at 25.6%, and actual Plan ROIC was 24.2%, with no extraordinary item adjustments. This translated into a variable bonus percentage of 53.1%. As a result, the fiscal year 2008 MIP award for each of the named executive officers, as shown in the Summary Compensation Table below, was equal to 5% of the first $69,200 of base salary, plus 53.1% of base salary in excess of $69,200. A similar process was undertaken in October 2008 to set the MIP threshold/target/maximum Plan ROIC levels and the corresponding bonus percentages for fiscal year 2009, with the changes noted below. The Committee’s goal was to establish Plan ROIC levels for fiscal year 2009 that provide the same degree of challenge to achieve as those established for fiscal year 2008.

Fiscal Year 2009.  Over the course of fiscal year 2008, the Committee engaged Mercer and the Company’s Human Resources Department to review senior executive short-term and long-term incentive programs. The purpose of that review was to ensure that these incentive programs are properly aligned with the Company’s business objectives and serving as effective recruitment, retention and reward vehicles for Company executives. Upon the culmination of that review, the following changes to the MIP were approved in October 2008 effective for fiscal 2009:

•	Plan ROIC. ROIC is still deemed to be the appropriate measure of Company and management performance, but the definition of Plan ROIC has been revised to match the definition of ROIC used in the Company’s reported financial statements and reported on the Company’s investor relations website.

•	Bonus Opportunity and Variability. The Committee desires to align senior executive incentive opportunities more closely with those in place at peer group companies by adjusting target bonus percentages for senior executives and by expanding the range in bonus payout levels versus the target level, as compared to the corresponding ranges that apply to other bonus eligible employees. Accordingly, senior executive bonus targets will be expressed as a straight percentage of salary (based on salary grade level, as shown below), with variation of 50% above and below this target based on Plan ROIC results. No bonus is earned if Plan ROIC is below the threshold level that results in a bonus of 50% of target.

Senior Executive Level	Fiscal Year 2009 Bonus Target
Chairman/CEO	125% of base salary
President/COO	90% of base salary
Executive Vice President	75% of base salary
Senior Vice President	60% of base salary
Vice President	50% of base salary

•	Individual Performance. While the Committee continues to emphasize team performance by establishing a bonus pool driven primarily by Company performance, it desires to introduce an individual performance component for senior executives. As a result, the fiscal year 2009 formula-driven bonus for each senior executive may be adjusted by the Committee by up to 20%, plus or minus, to reflect individual performance.

Long-Term Incentives

A significant percentage of total compensation is allocated to long-term incentives as a result of the compensation philosophy described above. Each year the Committee reviews information provided by its compensation consultant to determine the appropriate level and mix of long-term incentive compensation. Historically and in fiscal year 2008, the Committee granted a majority of total compensation to senior executives in the form of long-term incentives under the programs described below.

Long-term incentives for fiscal 2008 were provided pursuant to the Restricted Performance Share Program and the Executive Stock Option Plan, each of which is described below. Along with the other elements of executive compensation, long-term incentive programs and levels are reviewed annually. In recent years, marketplace changes have been taking place in this area, particularly with respect to the mix of long-term incentives, with many companies reducing stock options and increasing restricted shares and performance shares in response to changes to accounting rules that apply to stock options. While the Committee has historically remained comfortable with the mix of long-term incentives provided to senior executives (which is weighted in value, using Black-Scholes for stock options, approximately 60% to stock options and 40% to Restricted Performance Share Program awards), it has continued to assess and evaluate marketplace developments, most recently in connection with the 2008 comprehensive review of senior executive short-term and long-term incentive programs. See “Long-Term Incentive Plan Changes for Fiscal Year 2009” for the changes being implemented as a result of that review.

The Committee makes annual decisions regarding appropriate long-term incentive grants, and these grant levels are set based on position level (that is, Chairman/CEO, President/COO, Executive Vice President, Senior Vice President, Vice President, and so forth). When determining the grant levels to apply to each position level, the Committee considers the Company’s financial performance in the prior year, executives’ levels of responsibility, historical award data, and practices at peer group companies.

Restricted Performance Share Program.  In January 2007, the Board of Directors and shareholders approved the amendment and restatement of the Restricted Performance Share Plan, as a result of which this Plan was renamed the Walgreen Co. Long-Term Performance Incentive Plan. This Long-Term Performance Incentive Plan provides the Committee with expanded flexibility and authority to grant various types of long-term incentive awards, including restricted stock, restricted stock units, performance shares and performance share units. Within this broader framework, the same Restricted Performance Share Program that has been provided in past years continued to be provided to Company executives for fiscal year 2008. This Program has both short-term and long-term incentive elements. It provides for contingent grants of restricted common stock and restricted cash at the beginning of one-year performance periods, which run concurrent with the Company’s fiscal year. The grant levels vary by senior executive position level, as detailed below.

The level of achievement of the contingent grants of restricted stock and cash are based on the level of achievement of applicable Company financial performance goals, which are based on annual earnings goals and a threshold level of Plan ROIC. Earnings for this purpose means pre-tax earnings measured based on the first in first out (FIFO) accounting method for valuing inventory. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. Threshold performance results in an award of 50% of the established target level, and the maximum award is 120% of this target level. The awards earned for the performance period ending August 31 of each fiscal year are then awarded in the form of restricted common stock and restricted cash, each of which vests over a period of four years, with the restrictions lapsing at the rate of 25% per year.

Target Restricted Performance Share Program awards for fiscal year 2008 for the named executive officers were based on the senior executive target grant levels listed below. These grant levels represent increases from fiscal year 2007 grant levels, as approved by the Committee at its meeting in October 2007, following its annual review of long-term incentives at the prior meeting in July 2007. These increases were designed to bring senior executive long-term incentive levels closer to those in place at peer group companies, and are consistent with the Committee’s goal to keep stock option levels fairly constant, while targeting increases in other types of long-term incentives.

Chairman/CEO	185% of base salary
President/COO	120% of base salary
Executive Vice President	100% of base salary
Senior Vice President	80% of base salary
Vice President	65% of base salary

For fiscal year 2008, the Committee set the minimum Plan ROIC at 20%, measured in the same manner as for purposes of the MIP, as described above. This is designed to ensure that no awards are payable unless a minimum level of return on invested capital is achieved. Target performance, which yields awards of 100% of target, was set at the Company’s budgeted earnings for fiscal year 2008, or $3,717,692,000. This target earnings level was designed to be challenging yet achievable. The Committee then set threshold performance, which yields awards of 50% of target, at a 5% increase over actual earnings for fiscal year 2007, or $3,423,758,000. Maximum performance was then set at $3,845,490,000, based on the increment of target level earnings over threshold earnings. Performance at or above this maximum level results in an award of 120% of target.

Actual Plan ROIC of 24.2% for fiscal year 2008 was above the 20% threshold level. Actual earnings for fiscal year 2008 were $3,528,514,731, which resulted in awards under this program at 67.8% of target. For all of the named executive officers, the awards were split equally between restricted stock and restricted cash. The resulting restricted cash awards are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. The “Stock Awards” column of the Summary Compensation Table includes the accounting expense taken for fiscal year 2008 for the restricted stock awards granted under this program in prior years that became vested in fiscal year 2008.

See “Long-Term Incentive Plan Changes for Fiscal Year 2009” below for a description of the changes to the Company’s performance program for fiscal year 2009.

Executive Stock Option Plan.  Stock options are granted annually under the Executive Stock Option Plan to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under other long-term incentive programs, and take into account base salaries and the MIP, in order to maintain competitive levels of total long-term incentive compensation. Just as with other long-term incentive program grants, stock option grant levels are set for each senior executive position level, as detailed below.

Annual stock option grants are made as of the first day of the fiscal year (September 1, 2007 for the 2008 fiscal year), and are approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approves the stock option award levels and relevant stock option terms and conditions applicable to executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. The Committee’s approval also addresses pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases, the Committee approves the terms of the stock options and delegates to the Senior Vice President of Human Resources the authority to carry out these stock option grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires is the date of hire, and the grant date for pro-rated grants to eligible promoted employees is the later of the effective date of promotion or the date of final approval of the promotion.

Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. For purposes of determining fair market value, the option exercise price for stock options granted in fiscal year 2008 was the closing price of Walgreen Co. common stock on the grant date, or the closing price on the immediately preceding trading date, if the grant date was not a trading date.

Executive stock options become exercisable after a 36-month vesting period and expire ten years from the date of grant. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

The stock option grants to each of the named executive officers for fiscal year 2008 are shown in the Grants of Plan-Based Awards table below. These are based on the below-listed grant levels for senior executives approved by the Committee in connection with its annual review of long-term incentives in July 2007. The number of option shares is computed by dividing the applicable percentage of base salary by the option exercise price.

Chairman/CEO	600% of base salary
President/COO	500% of base salary
Executive Vice President	400% of base salary
Senior Vice President and Vice President	350% of base salary

See “Long-Term Incentive Plan Changes for Fiscal Year 2009” below for a description of revised stock option grant levels for fiscal year 2009.

Long-Term Incentive Plan Changes for Fiscal Year 2009.  As noted above, in fiscal year 2008, the Committee engaged Mercer to work with the Company’s Human Resources Department to review senior executive short-term and long-term incentive programs. A primary purpose of that review was to ensure that long-term incentive programs are properly promoting and rewarding the achievement of long-term performance objectives. The Committee reviewed and considered various alternative performance measures, and it also considered the appropriate types, mix and level of long-term incentives, as well as the appropriate length of the performance periods under the Performance Share Program. As a result of that review, the following decisions were reached and implemented for fiscal year 2009:

•	Replace the Restricted Performance Share Program with a more traditional Performance Share Program with annual performance share grants, each of which is measured and realized over a performance period covering three fiscal years. At the end of each performance period, earned performance shares are distributed in shares of the Company’s common stock without additional vesting requirements.

•	After considering alternatives, FIFO earnings continues to be the chosen performance measure under the Performance Share Program for fiscal year 2009 grants, which cover the three-year performance period running from fiscal year 2009 through fiscal year 2011. The Committee and management believe that earnings continue to serve as an appropriate compliment to the Plan ROIC performance measure used under the MIP.

•	Implement a new restricted stock unit (RSU) program along with stock options and performance shares, and readjust the allocation of annual grants under these three programs to be 40% stock options, 35% performance shares, and 25% RSUs. RSUs are granted annually along with stock options (starting September 1, 2008), vest in three years, and are distributed in shares of the Company’s common stock upon vesting. The Committee believes that RSUs provide an appropriate compliment to stock options and serve as an important retention vehicle.

•	With this reallocation, the fiscal year 2009 grant levels approved and implemented by the Committee, expressed as percentages of base salary, are as follows:

Executive Level	Option Grant%	RSU Grant%	Perf. Share Grant%
Chairman/CEO	535%	130%	180%
President/COO	370%	90%	125%
Executive Vice President	290%	70%	100%
Senior Vice President	220%	55%	75%
Vice President	210%	50%	70%

The reallocation of grant levels is designed to provide substantially the same total annual target grant value, using the Black-Scholes valuation method for stock options, as under the two programs applicable in fiscal year 2008, except for minor increases at the Executive Vice President level and more significant increases at the President/COO and Chairman/CEO levels, in each case to align more closely with long-term incentive opportunities at peer group companies.

Perquisites

Consistent with the philosophy and culture of the Company, there is a limited array of perquisites and personal benefits provided to the Chief Executive Officer and other senior executives. This includes a company car or car allowance, an annual physical examination, limited reimbursement of health club dues, relocation benefits where applicable, and preferred flight status within the United Airlines Mileage Plus Program.

Retirement Plans and Programs

The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan. The Company also has a non-qualified supplemental Profit Sharing Restoration Plan for executives and other deferred compensation opportunities, as described below. The retirement benefits for the Company’s executive officers under the tax-qualified Profit Sharing Retirement Plan are the same as those available for other eligible employees. The Profit Sharing Retirement Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and company contributions.

The Profit Sharing Restoration Plan is a supplemental retirement savings plan for executives. This Plan replaces the benefits for executives that the Company is unable to provide under the tax-qualified Profit Sharing Retirement Plan as a result of various tax law limitations that restrict contributions made for highly-compensated participants under that Plan. The amounts restricted from being deposited in a participant’s Profit Sharing Retirement Plan account due to these tax law limits are paid by the Company to the participant. These payments, net of tax withholdings, are eligible for contribution to the trust maintained under the Profit Sharing Restoration Plan for each participant, and then all participants’ trust accounts are collectively invested in a master trust. The Company also makes payments to replace any shortfall in earnings credited to a participant’s trust account, as compared to the phantom after-tax equivalent earnings that the participant would have achieved if this money had been invested in his or her Profit Sharing Retirement Plan account. In the atypical situation where a participant does not have cumulative excess trust account earnings (vs. phantom Profit Sharing Retirement Plan earnings), the participant would also receive tax gross-up payments to cover the tax due on the earnings shortfall payment and any tax due on actual trust earnings.

The Company has also provided deferred compensation opportunities through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent plans were offered in 2001 and 2006. Each plan has applied to a specific calendar year and afforded participating employees the opportunity to defer up to a maximum percentage of base salary, typically 10%, for that year. The deferred amount grows at a set crediting rate. An interim payment, if applicable, is made a set number of years after the deferral, and the remainder of the benefit is paid out over a number of years commencing at age 65 or 70, with alternative payment rules in the event of termination of employment prior to retirement eligibility, or in the event of death or disability. Participants above a threshold age at the time of initial deferral can choose at that time to commence Plan benefits at age 65 or 70. No other distribution elections or election changes are permitted under these Plans. The latest of these Plans offered in calendar year 2006 allowed participants to defer up to 10% of base salary for that year and provides for an interest crediting rate of 10.5%. This crediting rate is designed to encourage participation and thereby serve as a retention vehicle, as participants only realize the full benefit of this rate of return if they reach retirement eligibility (age 55 and 10 years of service). Earnings and accumulated balances for all applicable Deferred Compensation/Capital Accumulation Plans, are shown in the Nonqualified Deferred Compensation table below.

The Company’s Chairman/CEO, President/COO, Executive Vice Presidents and Senior Vice Presidents receive additional benefits following their retirement from the Company. These executives are entitled to six months of base salary, incentive compensation and benefits continuation following retirement, with the timing of payment structured to comply with deferred compensation tax rules. This serves in part as a retirement benefit, and it also provides a transition period for the executive to satisfy continuing obligations that may require the executive to represent the Company or act on its behalf. These executives are also able to continue receiving an annual Company-paid physical exam during retirement, to age 70, and are entitled to the continuation of preferred flight status within the United Airlines Mileage Plus Program. The above benefits are not contractual and are based on current Company policy, which is subject to change or termination at the discretion of the Committee. Where applicable, these retirement benefits are shown in the tables under “Potential Payments Upon Termination or Change in Control” below.

Change in Control Employment Agreements

The Company has employment agreements (the “Agreements”) with all of the named executive officers and other executives of the Company that become effective only upon a change of control of the Company. These Agreements are the same for all applicable executives. In each case, the Agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment, which is designed to replicate the cash compensation (base salary and bonus) plus certain benefits that the executive would have received during the remainder of the three-year Employment Period.

See “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the terms of these Agreements, including the definitions of change in control, cause and good reason, and the compensation and benefits that could be paid under these Agreements to the named executive officers.

The purpose of these Agreements is to provide reasonable personal protection to each covered executive in the context of an actual or potential change in control of the Company, and thereby eliminate or significantly reduce any distraction that might otherwise be caused by uncertainty over the executive’s personal employment and financial circumstances. The Committee believes that the structure of the Agreements as three-year employment agreements provides the appropriate level of protection to the executive for that critical period following a change in control, at a reasonable cost to the Company, especially given that each executive is likely to continue to work for all or at least some portion of the Employment Period. In addition, the definition of good reason includes the ability of the executive to terminate his or her employment for any reason within the 30-day window following the first anniversary of the change in control, and this serves as a significant incentive for the executive to remain with the Company for what is typically a critical one-year transition period immediately following a change in control.

The Committee continues to assess the reasonableness of the Agreements, both as to content and as to the eligible group of employees, and to consider whether any changes are appropriate going forward.

Share Ownership Guidelines for Senior Executives

As noted, to formalize further the Company’s philosophy of aligning the interests of nonemployee directors and senior executives with the interests of shareholders, on October 8, 2008 the Board of Directors adopted Executive and Director Share Ownership Guidelines. Under the Guidelines for executives, within five years of the later of commencement of senior executive status and November 1, 2008, each executive is expected to accumulate the lesser of the fixed and variable number of shares listed below.

Executive Level	Fixed Number of Shares	Variable Number of Shares
Chairman/CEO	230,000	5 x Salary
President/COO	130,000	4 x Salary
Executive Vice President	60,000	3 x Salary
Senior Vice President	30,000	2 x Salary
Vice President	22,500	2 x Salary

The following are included in determining the executive’s share ownership for purposes of these Guidelines: shares held by minor dependents and spouses; unvested restricted stock and restricted stock units, discounted by an assumed tax rate of 35% and only up to 50% of the applicable target; and earned shares under the Performance Share Program.

Fiscal Year 2009 Acting Chief Executive Officer Compensation

Effective October 10, 2008, Jeffrey A. Rein retired as Chairman and Chief Executive Officer, and Alan G. McNally was named Chairman and acting Chief Executive Officer. In this new role, Mr. McNally is receiving annualized base salary of $1,200,000 (the same rate as applied to Mr. Rein) and is eligible for an annual bonus under the MIP, as described above for the Chief Executive Officer position. In lieu of participation in the regular long-term incentive programs described above, the Committee granted to Mr. McNally 26,600 restricted stock units (RSUs) and a stock option to acquire 120,000 shares. Fifty percent of the RSUs and stock options will vest on the earlier of April 10, 2009 and the date when a successor chief executive officer assumes his or her position. An additional 1/12 of each grant will vest at the end of each full month of Mr. McNally’s continued employment as acting Chief Executive Officer after April 10, 2009. If Mr. McNally’s employment as acting Chief Executive Officer terminates prior to the full vesting of these grants, the Committee may accelerate the vesting of some or all of the remaining unvested stock options and RSUs, at its discretion. The vested stock options will be exercisable until five years after the later of the end of Mr. McNally’s employment and his retirement from the Board of Directors, provided that they will not be exercisable after the tenth anniversary of the grant date.

Tax-Deductibility of Executive Officer Compensation - Section 162(m) Deferred Compensation Plan

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

In accordance with that objective, certain long-term incentives (stock options, Restricted Performance Share Program awards and new Performance Share Program awards) are designed as qualifying performance-based compensation, while short-term incentives under the Management Incentive Plan and new restricted stock units are not. In addition, with respect to any compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose. Under this Section 162(m) Deferred Compensation Plan, for each fiscal year compensation that would otherwise exceed the Section 162(m) deductibility limit is automatically deferred. Deferred amounts are credited with interest based on the prime lending rate plus any excess of the prime lending rate over the federal funds rate. These amounts are then paid out after the participant’s termination of employment, based on the participant’s advance elections as to form and timing of payment. Mr. Rein’s activity under this Plan for fiscal year 2008 is included in the Nonqualified Deferred Compensation for the 2008 Fiscal Year table below. Messrs. Wasson and Riedl also became participants in this Plan in October 2008, upon the deferral of a portion of each of their annual bonuses for fiscal year 2008.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors includes four directors who are independent, as defined under SEC rules and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s independence standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included above in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

Compensation Committee

James A. Skinner, Chairman
William C. Foote
Cordell Reed
Nancy M. Schlichting

Executive Compensation Tables and Supporting Information

Summary Compensation Table

The following table summarizes the compensation for the 2008 and 2007 fiscal years of the Company’s “named executive officers,” including:

•	Former Chairman and Chief Executive Officer, Jeffrey A. Rein, who resigned from these positions effective October 10, 2008;

•	Chief Financial Officer, Wade D. Miquelon, who joined the Company on June 16, 2008;

•	Chief Risk Officer and former Chief Financial Officer, William M. Rudolphsen; and

•	the next three most highly compensated executive officers who were serving at the end of the 2008 fiscal year (based on the amount shown in the “Total Compensation” column reduced by the amount shown in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column).

							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Jeffrey A. Rein	2008	1,200,000	—	608,454	2,763,692	1,356,307	17,902	286,595	6,232,950
Former Chairman and Chief Executive Officer	2007	1,116,667	—	614,620	6,552,660	1,205,077	21,417	242,128	9,752,569
Wade D. Miquelon	2008	131,448	150,000	70,990	36,416	98,420	1,650	10,791	499,715
Senior Vice President and Chief Financial Officer(8)
William M. Rudolphsen	2008	446,667	—	101,651	534,402	320,404	4,150	102,784	1,510,058
Senior Vice President and Chief Risk Officer(8)	2007	410,000	—	86,908	407,232	336,074	4,169	88,506	1,332,889
Gregory D. Wasson	2008	750,000	—	131,307	928,851	649,538	10,986	150,971	2,621,653
President and Chief Operating Officer	2007	595,000	—	102,649	558,421	497,491	10,062	117,550	1,881,173
George J. Riedl	2008	590,000	—	135,807	699,521	466,306	4,551	146,402	2,042,587
Executive Vice President	2007	516,667	—	110,829	540,330	449,003	4,446	113,741	1,735,016
Mark A. Wagner	2008	590,000	—	131,308	687,344	466,306	3,896	129,011	2,007,865
Executive Vice President	2007	516,667	—	104,484	518,597	449,003	3,917	101,433	1,694,101

(1)	Includes base salary earned in the fiscal year, whether or not deferred. See “Compensation Discussion and Analysis” above for more information on base salary analysis and determinations.

(2)	Represents deferred sign-on bonus provided to Mr. Miquelon as part of his new hire package. This amount is also reflected in the Nonqualified Deferred Compensation for the 2008 Fiscal Year table below.

(3)	Represents the accounting expense recorded by the Company under FAS 123(R) for fiscal year 2008. In prior years, the Company recognized the full accounting expense in the year the restricted shares were awarded. Starting in fiscal year 2008, the Company began recognizing the accounting expense over the applicable vesting period. For consistency of presentation, the amounts shown above for fiscal year 2007 are revised from the amounts shown in the prior year’s Summary Compensation Table to show the accounting expense that would have been recorded for fiscal year 2007 if the Company expensed the restricted shares over the vesting period. The restricted shares in question were awarded under the Restricted Performance Share Program. A description of this Program and the performance measures and results for fiscal year 2008 are provided under “Compensation Discussion and Analysis” above. Under this Program, one-half of the award earned in 2008 is in the form of restricted cash, which is reflected in the “Non-Equity Incentive Plan Compensation” column above, and the remaining one-half is in the form of restricted shares. See “Compensation Discussion and Analysis” for further explanation. Both the cash and stock awards vest in equal amounts over a four-year period. The contingent restricted stock grants for fiscal year 2008 are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares held by each named executive officer, all of which were issued pursuant to this Program, and their aggregate market value at August 31, 2008, are shown in the Outstanding Equity Awards at 2008 Fiscal Year End table below. Dividends are paid on the restricted shares in the same amount and at the same time as dividends are paid to all other owners of common stock. For Mr. Miquelon, the above also covers the fiscal year 2008 accounting expense for the additional restricted shares granted in connection with his hiring, which are reflected in the Grants of Plan-Based Awards table below.

(4)	Represents the expense to the Company for the fiscal year, as computed in accordance with FAS 123(R) and reported in the Company’s financial statements, relating to stock options granted in each fiscal year, as well as the expense recognized in the fiscal year for stock options granted in prior years. For stock options granted during each fiscal year, the fair value was determined under the Black-Scholes option pricing model, and the detailed Black-Scholes assumptions and information can be found on page 33 of the Company’s 2008 Annual Report. Information with respect to stock options granted to the named executive officers in fiscal year 2008 is reflected in the Grants of Plan-Based Awards table below. Information with respect to stock options granted to the named executive officers in years prior to fiscal year 2008 that remain outstanding is reflected in the Outstanding Equity Awards at 2008 Fiscal Year-End table below. Mr. Rein reached retirement eligibility in fiscal year 2007, and as a result the amount shown above for fiscal year 2008 is the full Black-Scholes value of Mr. Rein’s fiscal year 2008 stock option award. The amount shown for fiscal year 2007 represents the full Black-Scholes value of Mr. Rein’s fiscal year 2007 stock option award plus the accelerated expense recognition of all of his unvested stock options from prior years.

(5)	Includes the annual incentive compensation for each fiscal year under the Walgreen Co. Management Incentive Plan. See “Compensation Discussion and Analysis” above for details concerning this Plan and performance measures and results for fiscal year 2008 under this Plan. Also includes the cash portion of awards earned in each fiscal year under the Restricted Performance Share Program, which is described in footnote (3) above and under “Compensation Discussion and Analysis” above.

(6)	Reflects above-market interest earned on non-qualified deferred compensation for each fiscal year. See the Nonqualified Deferred Compensation for the 2008 Fiscal Year Table below and “Compensation Discussion and Analysis” above for further information concerning these deferred compensation benefits.

(7)	Detail of the amounts reported in the “All Other Compensation” column for fiscal year 2008 is provided in the table below.

	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
Item	Rein	Miquelon	Rudolphsen	Wasson	Riedl	Wagner

Term Life Insurance	$23,318	$454	$4,388	$6,434	$3,788	$3,774
Profit Sharing Retirement Plan	13,347	—	13,347	13,347	13,347	13,347
Profit Sharing Restoration Plan	216,289	—	59,164	101,917	82,165	87,954
Dividends Paid on Unvested Restricted Stock	8,969	—	1,953	2,477	2,627	2,543
Perquisites and Personal Benefits (a)	11,606	7,840	14,683	14,612	28,277	11,520
Tax Gross-Ups (b)	5,676	—	6,570	7,774	12,638	6,313
Other	7,390	2,497	2,679	4,410	3,560	3,560

Total	$286,595	$10,791	$102,784	$150,971	$146,402	$129,011

(a)	Includes Company cost relating to personal use of Company car and annual physical examination. Since the Company is self-insured for leased Company cars, the Company’s cost relating to the personal use of each named executive officer’s Company car is valued based on the amount included in the executive’s income based on the IRS “lease value rule,” which is a reasonable approximation of incremental lease, maintenance and insurance costs to the Company. Individual components exceeding $10,000 are the Company car benefit of $10,084 for Mr. Rudolphsen, $11,931 for Mr. Wasson, and $25,076 for Mr. Riedl. For Mr. Miquelon, also includes payments for temporary housing.

(b)	Amounts include tax gross-up payments for taxable portion of Company car and taxable portion of trust earnings and earnings differential payments under the Profit Sharing Restoration Plan, if any. See “Compensation Discussion and Analysis” above for more information regarding these Profit Sharing Restoration Plan payments.

(8)	Mr. Miquelon was hired on June 16, 2008, at which time he began serving as Chief Financial Officer. Mr. Rudolphsen served as Chief Financial Officer prior to that date.

Grants of Plan-Based Awards

The following table sets forth certain information regarding awards for fiscal year 2008 under the Company’s Executive Stock Option Plan (ESOP), Restricted Performance Share Program (RPSP) and Management Incentive Plan (MIP). These short-term and long-term incentive programs are described more fully under “Compensation Discussion and Analysis” above.

											All Other
											Option		Grant
											Awards:	Exercise	Date Fair
											Number of	or Base	Value of
				Estimated Future Payouts Under			Estimated Future Payouts Under			All other	Securities	Price of	Stock and
				Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Stock	Underlying	Option	Option
	Plan	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Options	Awards	Awards
Name	Name	Date(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(4)	($/Sh)(5)	($)

Jeffrey A. Rein	ESOP	7/11/07	9/1/07	—	—	—	—	—	—	—	159,751	45.07	2,763,692
	RPSP	10/9/07	10/9/07	555,000	1,110,000	1,332,000	12,314	24,628	29,553	—	—	—	—
	MIP	10/9/07	10/9/07	60,000	681,940	1,134,260	—	—	—	—	—	—	—
Wade D. Miquelon	ESOP(6)	5/20/08	6/16/08	—	—	—	—	—	—	—	30,000	36.25	361,500
	ESOP	7/11/07	6/16/08	—	—	—	—	—	—	—	12,765	36.25	153,818
	RPSP	10/9/07	6/16/08	26,289	52,579	63,094	583	1,166	1,399	—	—	—	—
	MIP	10/9/07	6/16/08	6,572	70,864	117,622	—	—	—	—	—	—	—
	LTPIP(6)	5/20/08	6/16/08	—	—	—	—	—	—	30,000	—	—	1,087,500
William M. Rudolphsen	ESOP	7/11/07	9/1/07	—	—	—	—	—	—	—	33,392	45.07	577,682
	RPSP	10/9/07	10/9/07	86,000	172,000	206,400	1,908	3,816	4,579	—	—	—	—
	MIP	10/9/07	10/9/07	22,333	229,940	380,927	—	—	—	—	—	—	—
Gregory D. Wasson	ESOP	7/11/07	9/1/07	—	—	—	—	—	—	—	77,656	45.07	1,343,449
	RPSP	10/9/07	10/9/07	210,000	420,000	504,000	4,659	9,318	11,181	—	—	—	—
	MIP	10/9/07	10/9/07	37,500	411,940	684,260	—	—	—	—	—	—	—
George J. Riedl	ESOP	7/11/07	9/1/07	—	—	—	—	—	—	—	48,812	45.07	844,448
	RPSP	10/9/07	10/9/07	137,500	275,000	330,000	3,050	6,101	7,321	—	—	—	—
	MIP	10/9/07	10/9/07	29,500	315,940	524,260	—	—	—	—	—	—	—
Mark A. Wagner	ESOP	7/11/07	9/1/07	—	—	—	—	—	—	—	48,812	45.07	844,448
	RPSP	10/9/07	10/9/07	137,500	275,000	330,000	3,050	6,101	7,321	—	—	—	—
	MIP	10/9/07	10/9/07	29,500	315,940	524,260	—	—	—	—	—	—	—

(1)	Target awards and related performance goals/targets for the MIP and the RPSP for fiscal year 2008 were approved at the October 9, 2007 meeting of the Compensation Committee of the Board of Directors. Stock options under the ESOP are granted annually as of the first day of the fiscal year (September 1, 2007 for fiscal year 2008). These annual stock option grants were approved in advance by the Compensation Committee at its July 11, 2007 meeting. See “Compensation Discussion and Analysis” for a description of this stock option approval process. Mr. Miquelon’s grants for fiscal year 2008 were pro rated to cover the period from his date of hire through the end of the fiscal year, and such grants to new hires are within the approvals of the Compensation Committee described above.

(2)	Amounts corresponding to the RPSP represent the cash portion of contingent grants under the RPSP. This Program and fiscal year 2008 performance targets and results are described in detail under “Compensation Discussion and Analysis” (excluding any small amount of cash generated from fractional shares from the stock portion of RPSP contingent grants). The threshold award is set at 50% of target and the maximum award is set at 120% of target. Amounts corresponding to the MIP represent the threshold, target and maximum annual incentives under the MIP. The MIP and fiscal year 2008 performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award is set at 5% of base salary, the target award is set at 5% of the first $69,200 of base salary plus 60% of base salary above $69,200, and the maximum award is set at 5% of the first $69,200 of base salary plus 100% of base salary above $69,200. The actual earned cash awards under the RPSP and the MIP for fiscal year 2008 are included in the “Non-Equity Incentive Plan” column of the Summary Compensation Table above.

(3)	Amounts represent the stock portion of contingent awards under the RPSP. The RPSP and fiscal year 2008 performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award is set at 50% of target and the maximum award is set at 120% of target. The actual earned award under the RPSP for fiscal year 2008 is included in the “Stock Awards” column of the Summary Compensation Table above.

(4)	All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date. The second stock option grant to Mr. Miquelon dated June 16, 2008 was pro-rated as of his date of hire. See footnote (6) below regarding the first stock option grant listed for Mr. Miquelon. See “Compensation Discussion and Analysis” for an explanation of the process for approving and setting grant dates for stock options.

(5)	The exercise price for stock options is the per-share closing price of Walgreen Co. stock on the grant date, or the last trading day preceding the grant date if the grant date is not a trading day.

(6)	Represent the stock option and restricted stock awards issued to Mr. Miquelon as of his date of hire. The stock option was issued under the Executive Stock Option Plan, it vests as to one-third of the shares on each of the third, fourth and fifth anniversaries of the grant date, and it expires on the tenth anniversary of the grant date. The restricted stock was issued under the Long-Term Performance Incentive Plan (LTPIP), and it vests as to one-third of the shares on each of the third, fourth and fifth anniversaries of the grant date.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table reflects outstanding vested and unvested stock options and restricted stock held by the named executive officers as of the end of fiscal year 2008.

	Option Awards(1)					Stock Awards(2)
							Market
		Number					Value of
		of	Number of			Number of	Shares or
		Securities	Securities			Shares or	Units of
		Underlying	Underlying	Option		Units of Stock	Stock That
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Jeffrey A. Rein(3)	9/1/99	18,328	—	23.19	9/1/09
	9/1/00	15,209	—	32.88	9/1/10
	2/1/01	4,274	—	40.94	2/1/11
	9/1/01	26,899	—	34.35	9/1/11
	9/1/02	40,086	—	34.75	9/1/12
	1/8/03	13,305	—	31.94	1/8/13
	9/1/03	81,056	—	32.57	9/1/13
	9/1/04	93,004	—	36.45	9/1/14
	9/1/05	—	84,178	46.33	9/1/15
	7/12/06	—	205,522	46.80	7/12/16
	9/1/06	—	133,441	49.46	9/1/16
	9/1/07		159,751	45.07	9/1/17
						32,614	1,188,128
Wade D. Miquelon	6/16/08		12,765	36.25	6/16/18
	6/16/08		30,000	36.25	6/16/18
						30,791	1,121,716
William M. Rudolphsen	9/1/99	8,963	—	23.19	9/1/09
	9/1/00	7,056	—	32.88	9/1/10
	9/1/01	7,200	—	34.35	9/1/11
	9/1/02	9,475	—	34.75	9/1/12
	9/1/03	11,207	—	32.57	9/1/13
	1/14/04	3,699	—	34.73	1/14/14
	9/1/04	21,234	—	36.45	9/1/14
	9/1/05	—	20,397	46.33	9/1/15
	9/1/06	—	26,182	49.46	9/1/16
	9/1/07	—	33,392	45.07	9/1/17
						5,980	217,851
Gregory D. Wasson	9/1/02	16,402	—	34.75	9/1/12
	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	—	22,987	46.33	9/1/15
	10/12/05	—	6,666	44.12	10/12/15
	9/1/06	—	36,393	49.46	9/1/16
	5/1/07	—	9,491	43.90	5/1/17
	9/1/07	—	77,656	45.07	9/1/17
						10,634	387,397

	Option Awards(1)					Stock Awards(2)
							Market
		Number					Value of
		of	Number of			Number of	Shares or
		Securities	Securities			Shares or	Units of
		Underlying	Underlying	Option		Units of Stock	Stock That
	Option	Unexercised	Unexercised	Exercise	Option	That Have	Have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
George J. Riedl	9/1/99	2,716	—	23.19	9/1/09
	2/1/00	422	—	27.63	2/1/10
	5/11/00	300	—	29.19	5/11/10
	9/1/00	3,802	—	32.88	9/1/10
	10/31/00	546	—	38.78	10/31/10
	9/1/01	3,930	—	34.35	9/1/11
	12/3/01	545	—	33.00	12/3/11
	9/1/02	9,496	—	34.75	9/1/12
	1/8/03	3,684	—	31.94	1/8/13
	9/1/03	21,461	—	32.57	9/1/13
	9/1/04	26,337	—	36.45	9/1/14
	9/1/05	—	24,088	46.33	9/1/15
	1/12/06	—	4,010	43.20	1/12/16
	9/1/06	—	36,393	49.46	9/1/16
	9/1/07	—	48,812	45.07	9/1/17
						8,564	311,987
Mark A. Wagner	2/1/99	812	—	31.25	2/1/09
	9/1/99	10,479	—	23.19	9/1/09
	9/1/00	8,517	—	32.88	9/1/10
	9/1/01	9,315	—	34.35	9/1/11
	2/1/02	2,009	—	36.28	2/1/12
	9/1/02	18,820	—	34.75	9/1/12
	9/1/03	22,843	—	32.57	9/1/13
	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	—	21,497	46.33	9/1/15
	3/1/06	—	4,603	44.86	3/1/16
	9/1/06	—	36,393	49.46	9/1/16
	9/1/07	—	48,812	45.07	9/1/17
						8,383	305,393

(1)	All stock options listed above vest on the third anniversary of the grant date, except for the new hire stock option grant of 30,000 shares to Mr. Miquelon on June 16, 2008, which vests as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the grant date. All stock options expire on the tenth anniversary of the grant date.

(2)	Represents the number and dollar value of restricted shares issued in fiscal year 2008 and prior years that are not yet vested under the RPSP. Restricted shares issued under the RPSP, which is described under “Compensation Discussion and Analysis” above, vest 25% per year over a four-year period. In the case of Mr. Miquelon, also includes a new hire grant of 30,000 shares of restricted stock, which vests as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the grant date.

(3)	As detailed below under “Potential Payments Upon Termination or Change in Control,” Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008. Based on his retirement status, the stock awards listed above will become fully vested as of the earlier of the scheduled vesting date and Mr. Rein’s February 10, 2010 paid-through date, the unvested stock options listed above will become exercisable upon their scheduled vesting dates, and each of the stock options listed above will be exercisable until the earlier of the five-year anniversary of Mr. Rein’s paid-through date and the applicable option expiration date.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table reflects information regarding stock option exercises by the named executive officers during fiscal year 2008, and restricted stock that became vested during fiscal year 2008 (on August 31, 2008) under the RPSP.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Jeffrey A. Rein	—	—	9,386	341,932
Wade D. Miquelon	—	—	—	—
William M. Rudolphsen	8,726	110,384	1,972	71,840
Gregory D. Wasson	—	—	2,550	92,897
George J. Riedl	3,758	66,705	2,800	102,004
Mark A Wagner	3,602	61,486	2,718	99,017

(1)	Based on the fair market value of Company common stock on the date of exercise.

(2)	Based on the fair market value of Company common stock on the vesting date, August 31, 2008, of $36.43.

Nonqualified Deferred Compensation for the 2008 Fiscal Year

The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans. The applicable plans are as follows: (1) Deferred Compensation/Capital Accumulation Plans that have been offered in specific years (most recently 2006), which are collectively referred to below as the DCP; and (2) the Section 162(m) Deferred Compensation Plan, which provides for automatic deferrals of any compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as 162M. See “Compensation Discussion and Analysis” above for further information regarding these plans. Activity under the Company’s Profit-Sharing Restoration Plan is not included below, because this Plan provides benefits on an after-tax basis and therefore is not a deferred compensation program. See “Retirement Plans and Programs” within the “Compensation Discussion and Analysis” for a full description of the Profit-Sharing Restoration Plan.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance at Last
		Contributions in	Contributions in	Earnings in	Withdrawals/	Fiscal Year End
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	(8/31/08)
Name	Plan Name	($)(1)	($)	($)(2)	($)	($)(3)
Jeffrey A. Rein	DCP	—	—	27,304	30,000	227,504
	162M	1,146,149	—	138,341	—	2,107,924
Wade D. Miquelon	DCP	150,000	—	3,325	—	153,325
William M. Rudolphsen	DCP	—	—	9,041	15,000	85,568
Gregory D. Wasson	DCP	—	—	26,668	16,000	215,743
George J. Riedl	DCP	—	—	9,745	12,000	93,365
Mark A. Wagner	DCP	—	—	8,352	14,000	78,642

(1)	For Mr. Miquelon, the amount shown in this column for the DCP is reflected in the 2008 “Bonus” column of the Summary Compensation Table above. For Mr. Rein, the amount shown in this column for 162M includes $417,662 reflected in the 2008 “Salary” column of the Summary Compensation Table, $652,442 reflected in the 2007 “Non-Equity Incentive Plan” column of the Summary Compensation Table and $76,045 reflected in the 2008 “All Other Compensation” column of the Summary Compensation Table.

(2)	The above-market portion of the DCP and 162M earnings shown in this column is included in the “2008 Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)	In addition to the amounts described in footnotes (1) and (2) above, includes the following amounts reported as compensation for fiscal year 2007 in the Summary Compensation Table above:

		2007 Change in Pension
		Value and Nonqualified
		Deferred Compensation
	2007 Salary	Earnings
Name	($)	($)
Jeffrey A. Rein	155,275	21,417
William M. Rudolphsen	12,333	4,169
Gregory D. Wasson	15,000	10,062
George J. Riedl	15,000	4,446
Mark A. Wagner	11,000	3,917

Potential Payments Upon Termination or Change in Control

The information and tables below reflect the amount of compensation payable to each of the named executive officers of the Company in the event of termination of employment. The tables show the amount of compensation payable to each executive upon retirement, termination following a change of control, and other (non-retirement) termination events.

Payments/Benefits Upon Any Termination of Employment. Upon termination of employment, the executive will be entitled to receive amounts earned during his or her term of employment. These amounts include:

•	any unpaid awards under the Management Incentive Plan and the Restricted Performance Share Program for the completed fiscal year;

•	vested stock options and vested Restricted Performance Share Program awards;

•	account balances under the Profit Sharing Retirement Plan and the Profit Sharing Restoration Plan and Trust;

•	Deferred Compensation/Capital Accumulation Plan benefits, to the extent the executive has participated; and

•	earned but unused vacation pay.

Additional Payments/Benefits Upon Retirement. Additional benefits apply if the executive retires after reaching applicable retirement age and service thresholds as follows:

•	Age 55 and 10 years of service:

•	pro-rated awards under the Management Incentive Plan and the Restricted Performance Share Program for the final partial year of participation;

•	outstanding stock options continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date or the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

•	full vesting of all unvested stock and cash under the Restricted Performance Share Program, subject to Compensation Committee approval of retirement status;

•	special retirement benefits applicable to Senior Vice Presidents and above, which include a six-month extension of full pay and benefits following the last day worked, and continuation of Company-paid annual physical and United Airlines preferred flight executive premier status to age 70; and

•	eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated.

•	Age 55 and 25 years of service:

•	eligibility for retirement benefits described above (55 & 10); and

•	eligibility for retiree medical and prescription drug coverage, if hired prior to 2002.

Alternatively, senior executives hired prior to 2002 who are not eligible for regular retiree medical/prescription drug coverage because they do not meet the age or service threshold, are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 at retirement. This Plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

Additional Payments/Benefits Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments/Benefits Upon Any Termination of Employment” and, as applicable, “Additional Payments/Benefits Upon Retirement” above, the executive will receive benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.

Payments/Benefits Upon a Change of Control.  The Company has employment agreements with each of the named executive officers and other executives of the Company that become effective only upon a change of control of the Company. Under these agreements, change in control is defined to include (1) an acquisition (other than from the Company) of at least 20% of the ownership or voting power of the Company, (2) a change in a majority of Board members, or (3) a merger, reorganization or similar type of transaction after which there is a greater than 50% change in beneficial ownership of the Company. Each agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she will be entitled to the following compensation and benefits:

•	base salary through the date of termination;

•	a proportionate annual bonus for the then-current fiscal year based upon the executive’s average annual bonus for the last three fiscal years;

•	a lump-sum payment equal to the base salary plus annual bonus to which the executive would have been entitled for the remainder of the Employment Period;

•	unpaid deferred compensation and vacation pay;

•	a lump-sum payment equal to the actuarial equivalent value of the Company contributions that the executive would have received under the Profit Sharing Retirement Plan and Profit Sharing Restoration Plan for the remainder of the Employment Period; and

•	continuation of health and welfare benefits for the remainder of the Employment Period.

The above payments and benefits would be reduced to the extent necessary to avoid the application of any golden parachute (Internal Revenue Code Section 280G) excise tax.

Under these employment agreements, termination for cause means termination of the executive’s employment due to (1) dishonest acts intended to benefit the executive personally, (2) repeated failure to perform the executive’s duties and responsibilities, or (3) conviction of a felony. Good reason is defined to include (1) assignment of duties that result in diminished position, authority, duties or responsibilities, (2) the Company’s failure to meet its obligations to the executive under the employment agreement, (3) a material change in work location, (4) the failure of the Company’s obligations under the employment agreement to be properly assumed by the new owner following a change in control, or (5) the executive’s voluntary termination for any reason during the 30-day period immediately following the first anniversary of a change in control, as explained above under “Compensation Discussion and Analysis.”

Under certain Company benefit plans, the following applies upon a change in control of the Company:

•	full vesting of all unvested stock and cash under the Restricted Performance Share Program; and

•	to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.

The following tables show the potential payments upon termination of employment for each of the named executive officers except Mr. Rein. Because Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008, his table reflects actual retirement benefits. In other cases, the amounts shown assume that the executive’s last day worked was August 29, 2008, which was the last business day of fiscal year 2008. Per the Company’s practice, under this scenario, executives are deemed to have worked through the last day of the fiscal year (August 31, 2008), and thus the amounts shown include amounts earned through that date along with estimates of the amounts that would be paid to the executives after their termination. In all cases, earned but unused vacation is included. This means that the executive would have worked through August 31, 2008, but his official termination or retirement date for purposes of pay and most benefits would include all vacation days due. This official termination or retirement date is referred to as the executive’s “paid-through date.” For each named executive, only the potentially relevant scenarios are included. For example, if the executive has already reached the age and service threshold for retirement status, then voluntary (non-retirement) termination is not shown.

For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of the end of the 2008 fiscal year (as described in the preceding paragraph). It should be noted that the far more likely scenario would be for the executive to continue working for at least some period of time following the change in control date, in which case the amount of change in control termination benefits would be reduced to the amount corresponding to the period from termination of employment through the end of the three-year Employment Period described above under Payments/Benefits Upon a Change in Control. It should also be noted that the actual amounts to be paid out under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

Jeffrey A. Rein, Former Chairman and Chief Executive Officer

Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008. As a result, only one column is shown below to reflect actual retirement benefits payable upon retirement after age 55 with at least 25 years of service, pursuant to Company retirement programs and policies and the Retirement and Non-Competition Agreement between the Company and Mr. Rein. As a retiring executive at or above the Senior Vice President level, Mr. Rein is entitled to various retirement benefits, including payment of all accrued vacation and six additional months of continued base salary, bonus and benefits. In addition, in recognition of Mr. Rein’s years of service and dedication to the Company and pursuant to a Retirement and Non-Competition Agreement the Company entered into with Mr. Rein, Mr. Rein will receive an additional six months of base salary, bonus and benefits, and Mr. Rein’s annual bonus under the MIP will be paid at the target level (125% of base salary) for fiscal year 2009 and the applicable portion of fiscal year 2010.

Retirement on October 10, 2008
Payments and Benefits Upon Separation(1)(2)	($)
Cash Compensation:
Base Salary (incl. accrued vacation pay)(3)	1,665,217
Management Incentive Plan	2,250,000
Long-Term Incentives:(4)
Stock Option Grants	(5)
Stock Options — Extended Vesting/ Exercisability(6)	—
Restricted Stock Units(7)	497,163
Performance Share Program(7)	688,380
Performance Program — Accelerated Vesting	2,173,308
Retirement/Deferred Compensation
Company Contributions	487,082
Deferred Compensation/Capital Accumulation Plans (present value)	769,069
Health and Welfare Benefits
Medical/Prescription Drug(8)	—
Life Insurance	32,815
Disability/Personal Accident Insurance	—
Perquisites and Personal Benefits
Car Allowance	19,568
Company Physical (to age 70)	39,158

Total	8,621,760

(1)	Does not include Profit-Sharing (401(k)) account balance and Profit-Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. Also does not include Section 162(m) Deferred Compensation Plan account balance, as the amount payable also does not vary based on the reason for termination. The account balance as of fiscal year end under the Section 162(m) Deferred Compensation Plan is included in the Nonqualified Deferred Compensation table above.

(2)	Does not include amounts earned for fiscal year 2008 that are shown in the Summary Compensation Table above.

(3)	Includes earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions, life insurance and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period — such as medical coverage — are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(4)	Based on the fair market value of Company common stock on Mr. Rein’s October 10, 2008 retirement date, of $23.22.

(5)	Mr. Rein received a stock option grant for 176,228 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. Based on Mr. Rein’s retirement status, this stock option will vest in three years and is exercisable until the five-year anniversary of Mr. Rein’s February 28, 2010 paid-through date.

(6)	No amount is shown since the “spread” (fair market value minus option exercise price) as of October 10, 2008 was negative for all stock options that were not yet vested as of that date. Such stock options will continue to vest based on Mr. Rein’s retirement status. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of Mr. Rein’s February 28, 2010 paid-through date.

(7)	Amounts shown are awards for fiscal year 2009, pro-rated based on the paid-through date described in footnote (6) above, assuming target performance is achieved in the case of the Performance Share Program.

(8)	No amount is included for Mr. Rein’s retiree medical/prescription drug benefit, as this benefit is available to all employees hired prior to 2002 who retire after attaining age 55 with at least 25 years of service.

Wade D. Miquelon, Senior Vice President and Chief Financial Officer

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
	8/31/2008	Control on 8/31/2008	8/31/2008	8/31/2008	8/31/2008
Payments and Benefits Upon Separation(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,875,000	—	—	—
Accrued Vacation Pay(5)	23,674	23,674	11,837	23,674	23,674
Management Incentive Plan	—	62,752	—	14,205	187,500
Long-Term Incentives:(6)
Stock Option Grants	—	—	—	—	(7)
Stock Options — Extended Vesting/ Exercisability(8)	—	—	—	7,698	7,698
Restricted Stock Units(9)	—	—	—	—	57,292
Performance Share Program(9)	—	—	—	—	78,125
Performance Plan — Accelerated Vesting	—	64,484	—	64,484	64,484
Restricted Stock Accelerated Vesting	—	1,092,900	—	13,799	182,150
Retirement/Deferred Compensation:
Company Contributions	1,420	121,555	710	6,142	16,539
Deferred Compensation/Capital Accumulation Plans (present value)	—	—	—	—	—
Health and Welfare Benefits:
Medical/Prescription Drug/Dental	—	—	—	—	—
Life Insurance(10)	—	5,445	—	—	—
Disability/Personal Accident Insurance(11)	—	7,492	—	—	500,000
Perquisites and Personal Benefits:
Car Allowance	—	—	—	—	—
Company Physical (to age 70)	—	—	—	—	—

Totals	25,094	3,253,302	12,547	130,002	1,117,462

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment.

(2)	Does not include amounts earned for fiscal year 2008 that are shown in the Summary Compensation Table above.

(3)	As of August 31, 2008, Mr. Miquelon was under age 55, so he would not yet qualify for retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)	Reflects earned but unused vacation days. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period — such as medical coverage — are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2008, of $36.43.

(7)	Mr. Miquelon received a stock option grant for 37,734 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Miquelon’s estimated paid-through date of August 31, 2009.

(8)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2008, for all stock options that were not yet vested as of August 31, 2008, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)	Amounts shown are awards for fiscal year 2009, pro-rated for the first six months of the 2009 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)	Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(11)	Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

William M. Rudolphsen, Senior Vice President, Chief Risk Officer and former Chief Financial Officer

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
	8/31/2008	Control on 8/31/2008	8/31/2008	8/31/2008	8/31/2008
Payments and Benefits Upon Separation(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,365,000	—	—	—
Accrued Vacation Pay(5)	158,561	158,561	145,072	158,561	158,561
Management Incentive Plan	—	717,229	—	95,136	136,500
Long-Term Incentives:(6)
Stock Option Grants	—	—	—	—	(7)
Stock Options — Extended Vesting/ Exercisability(8)	—	—	—	—	—
Restricted Stock Units(9)	—	—	—	—	41,708
Performance Share Program(9)	—	—	—	—	56,875
Performance Plan — Accelerated Vesting	—	492,643	—	492,643	492,643
Retirement/Deferred Compensation:
Company Contributions	12,685	218,675	11,606	59,707	63,016
Deferred Compensation/Capital Accumulation Plans (present value)	65,955	532,872	37,000	91,527	532,872
Health and Welfare Benefits:
Medical/Prescription Drug/ Dental(10)	187,054	579,832	—	97,528	187,054
Life Insurance(11)	—	13,470	—	—	—
Disability/Personal Accident Insurance(12)	—	8,039	—	—	428,717
Perquisites and Personal Benefits:
Car Allowance	5,804	5,804	—	—	8,327
Company Physical (to age 70)	—	—	—	—	—

Totals	430,059	4,092,125	193,678	995,102	2,106,273

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment.

(2)	Does not include amounts earned for fiscal year 2008 that are shown in the Summary Compensation Table above.

(3)	As of August 31, 2008, Mr. Rudolphsen was under age 55, so he would not yet qualify for retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)	Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period — such as medical coverage — are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2008, of $36.43.

(7)	Mr. Rudolphsen received a stock option grant for 27,477 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Rudolphsen’s estimated paid-through date of August 31, 2009.

(8)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2008, for all stock options that were not yet vested as of August 31, 2008, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)	Amounts shown are awards for fiscal year 2009, pro-rated for the first six months of the 2009 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)	Except in the case of termination following a change in control, the amount shown is the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Potential Payments Upon Termination or Change in Control.” In the case of termination following a change in control, the amount shown is three years of continued coverage under the Change in Control Employment Agreement, plus the present value of retiree medical and prescription drug coverage under the program applicable to employees who retire after reaching age 55 with at least 25 years of service. Mr. Rudolphsen would qualify for this retirement benefit under the Change in Control Employment Agreement, because he would turn age 55 prior to the end of the three-year Employment Period.

(11)	Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(12)	Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Gregory D. Wasson, President and Chief Operating Officer

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
	8/31/2008	Control on 8/31/2008	8/31/2008	8/31/2008	8/31/2008
Payments and Benefits Upon Separation(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	2,325,000	—	—	—
Accrued Vacation Pay(5)	199,366	199,366	174,375	199,366	199,366
Management Incentive Plan	—	1,094,455	—	179,429	348,750
Long-Term Incentives:(6)
Stock Option Grants	—	—	—	—	(7)
Stock Options — Extended Vesting/Exercisability(8)	—	—	—	—	—
Restricted Stock Units(9)	—	—	—	—	116,250
Performance Share Program(9)	—	—	—	—	161,458
Performance Plan — Accelerated Vesting	—	876,444	—	876,444	876,444
Retirement/Deferred Compensation:
Company Contributions	15,949	359,621	13,950	100,419	113,965
Deferred Compensation/ Capital Accumulation Plans (present value)	160,624	2,787,794	88,000	356,952	2,787,794
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(10)	206,747	231,977	—	101,425	206,747
Life Insurance(11)	—	22,464	—	—	—
Disability/Personal Accident Insurance(12)	—	13,232	—	—	719,072
Perquisites and Personal Benefits:
Car Allowance	5,069	5,069	—	—	9,853
Company Physical (to age 70)	—	—	—	—	—

Totals	587,755	7,915,422	276,325	1,814,035	5,539,699

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment.

(2)	Does not include amounts earned for fiscal year 2008 that are shown in the Summary Compensation Table above.

(3)	As of August 31, 2008, Mr. Wasson was under age 55, so he would not yet qualify for retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)	Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period — such as medical coverage — are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2008, of $36.43.

(7)	Mr. Wasson received a stock option grant for 78,712 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Wasson’s estimated paid-through date of August 31, 2009.

(8)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2008, for all stock options that were not yet vested as of August 31, 2008, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)	Amounts shown are awards for fiscal year 2009, pro-rated for the first six months of the 2009 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)	Amount shown is present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Potential Payments Upon Termination or Change in Control.” In the case of termination following change in control, amount also includes three years of continued coverage under the Change in Control Employment Agreement.

(11)	Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(12)	Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

George J. Riedl, Executive Vice President

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
	8/31/2008	Control on 8/31/2008	8/31/2008	8/31/2008	8/31/2008
Payments and Benefits Upon Separation(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,830,000	—	—	—
Accrued Vacation Pay(5)	181,232	181,232	163,551	181,232	181,232
Management Incentive Plan	—	950,098	—	135,924	228,750
Long-Term Incentives:(6)
Stock Option Grants	—	—	—	—	(7)
Stock Options — Extended Vesting/Exercisability(8)	—	—	—	—	—
Restricted Stock Units(9)	—	—	—	—	71,167
Performance Share Program(9)	—	—	—	—	101,667
Performance Plan — Accelerated Vesting	—	706,054	—	706,054	706,054
Retirement/Deferred Compensation:
Company Contributions	14,499	293,391	13,084	81,857	89,283
Deferred Compensation/Capital Accumulation Plans (present value)	69,959	812,316	45,000	94,287	812,316
Health and Welfare Benefits:
Medical/Prescription Drug/Dental(10)	234,440	259,670	—	125,222	234,440
Life Insurance(11)	—	11,769	—	—	—
Disability/Personal Accident Insurance(12)	—	10,680	—	—	572,525
Perquisites and Personal Benefits:
Car Allowance	4,550	4,550	—	—	7,657
Company Physical (to age 70)	—	—	—	—	—

Totals	504,680	5,059,760	221,635	1,324,576	3,005,091

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment.

(2)	Does not include amounts earned for fiscal year 2008 that are shown in the Summary Compensation Table above.

(3)	As of August 31, 2008, Mr. Riedl was under age 55, so he would not yet qualify for retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)	Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period — such as medical coverage — are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2008, of $36.43.

(7)	Mr. Riedl received a stock option grant for 48,558 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Riedl’s estimated paid-through date of August 31, 2009.

(8)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2008, for all stock options that were not yet vested as of August 31, 2008, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)	Amounts shown are awards for fiscal year 2009, pro-rated for the first six months of the 2009 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)	The amounts shown are the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Potential Payments Upon Termination or Change in Control.”

(11)	Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(12)	Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Mark A Wagner, Executive Vice President

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
	8/31/2008	Control on 8/31/2008	8/31/2008	8/31/2008	8/31/2008
Payments and Benefits Upon Separation(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,830,000	—	—	—
Accrued Vacation Pay(5)	219,508	219,508	201,123	219,508	219,508
Management Incentive Plan	—	764,846	—	164,631	228,750
Long-Term Incentives: (6)
Stock Option Grants	—	—	—	—	(7)
Stock Options — Extended Vesting/Exercisability(8)	—	—	—	—	—
Restricted Stock Units(9)	—	—	—	—	71,167
Performance Share Program(9)	—	—	—	—	101,667
Performance Plan — Accelerated Vesting	—	691,728	—	691,728	691,728
Retirement/Deferred Compensation:
Company Contributions	17,561	280,487	16,090	86,069	91,199
Deferred Compensation/Capital Accumulation Plans (present value)	59,875	640,259	45,000	100,870	640,259
Health and Welfare Benefits:
Medical/Prescription Drug/Dental	238,337	253,286	—	121,117	238,337
Life Insurance(10)	—	11,769	—	—	—
Disability/Personal Accident Insurance(11)	—	10,680	—	—	572,525
Perquisites and Personal Benefits:
Car Allowance	4,425	4,425	—	—	8,002
Company Physical (to age 70)	—	—	—	—	—

Totals	539,706	4,706,988	262,213	1,383,923	2,863,142

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment.

(2)	Does not include amounts earned for fiscal year 2008 that are shown in the Summary Compensation Table above.

(3)	As of August 31, 2008, Mr. Wagner was under age 55, so he would not yet qualify for retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)	Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period — such as medical coverage — are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2008, of $36.43.

(7)	Mr. Wagner received a stock option grant for 48,558 shares on September 1, 2008. This was part of the stock options granted to all eligible employees as of the first day of the 2009 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Wagner’s estimated paid-through date of August 31, 2009.

(8)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2008, for all stock options that were not yet vested as of August 31, 2008, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2008 Fiscal Year-End table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)	Amounts shown are awards for fiscal year 2009, pro-rated for the first six months of the 2009 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)	Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(11)	Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of November 17, 2008, concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each of the executive officers named in the Summary Compensation Table included in this proxy statement, and by all directors and executive officers as a group. Except as otherwise noted, to the Company’s knowledge, the persons named possessed sole voting and investment power over such shares.

		Options Currently	Total Stock
	Shares of Common	Exercisable or	and	Percent
	Stock Beneficially	Exercisable within	Stock-Based	Of
Name	Owned	60 Days	Holdings	Class
Capital Research Global Investors(1)	69,897,900	—	69,897,900	7.1%
William C. Foote(2)	32,686	—	32,686	*
Mark P. Frissora	—	—	—	—
Alan G. McNally(2)(3)	57,512	—	57,512	*
Wade D. Miquelon(3)	40,226	—	40,226	*
Cordell Reed(2)	29,140	—	29,140	*
Jeffrey A. Rein(3)(4)	137,648	376,339	513,987	*
George J. Riedl(3)(5)	37,525	101,337	138,862	*
William M. Rudolphsen(3)(6)	34,205	89,231	123,436	*
Nancy M. Schlichting(2)	—	—	—	—
David Y. Schwartz(2)(7)	14,342	—	14,342	*
Alejandro Silva(2)(8)	400	—	400	*
James A. Skinner(2)	590	—	590	*
Marilou M. von Ferstel(2)(9)	19,368	—	19,368	*
Mark A. Wagner(3)(10)	65,691	118,571	184,262	*
Charles R. Walgreen III(11)	3,205,578	—	3,205,578	*
Gregory D. Wasson(3)(12)	40,919	70,334	111,253	*
All directors, director nominees and executive officers as a group (35 individuals)(2)(3)(13)	4,276,173	1,636,926	5,913,099	0.6%

*	Each shareholder owns less than 1% of the Company’s common stock.

(1)	Capital Research Global Investors (“CRGI”) is a division of Capital Research and Management Company (“CRMC”). CRMC acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRGI has sole dispositive power as to all of the shares, sole voting power as to 23,622,300 of the shares and shared voting power as to none of the shares. The address for CRGI is 333 South Hope Street Los Angeles, CA 90071. (Based on Schedule 13G filed by CRGI with the Securities and Exchange Commission on February 11, 2008.)

(2)	Does not include deferred stock units issued under the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 19,703 units; Mr. McNally, 14,673 units; Mr. Reed, 16,892 units; Ms. Schlichting, 12,125 units; Mr. Schwartz, 18,138 units; Mr. Silva, 5,526 units; Mr. Skinner, 16,513 units; Ms. von Ferstel, 6,664 units; and all directors as a group, 110,233 units.

(3)	Includes restricted shares and shares underlying restricted stock units granted under the Walgreen Co. Long-Term Performance Incentive Plan as follows: Mr. McNally, 26,600 shares; Mr. Miquelon, 40,226 shares; Mr. Rein, 75,435 shares; Mr. Riedl, 20,285 shares; Mr. Rudolphsen, 12,849 shares; Mr. Wagner, 20,104 shares; Mr. Wasson, 29,780 shares; and all directors, director nominees and executive officers as a group, 349,516 shares. Mr. Rein retired as Chairman and Chief Executive Officer on October 10, 2008. As a result, the 32,614 restricted shares included in the total shares listed above for Mr. Rein will vest at the earlier of the applicable vesting date and Mr. Rein’s February 10, 2010 paid-through date. The remaining 42,821 shares listed above for Mr. Rein represent shares underlying restricted stock units, one-half of which will vest and one-half of which will be forfeited as of Mr. Rein’s paid-through date. See also Potential Payments Upon Termination or Change in Control above.

(4)	Does not include 16 shares owned by Mr. Rein’s wife and 4,530 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(5)	Does not include 3,994 shares owned by Mr. Riedl’s wife. Mr. Riedl disclaims any beneficial interest in these shares.

(6)	Includes 9,632 shares held in joint tenancy with Mr. Rudolphsen’s wife.

(7)	Does not include 4,917 shares owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(8)	The 400 shares beneficially owned by Mr. Silva are pledged as security for a brokerage margin account.

(9)	Includes 100 shares for which Ms. von Ferstel is custodian under the Uniform Transfer to Minors Act.

(10)	Does not include 587 shares owned by Mr. Wagner’s wife. Mr. Wagner disclaims any beneficial interest in these shares.

(11)	Includes 43,278 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest. Does not include 66,536 shares held in trust for the benefit of Mr. Walgreen III’s wife, and 62,402 shares owned by other family members. Mr. Walgreen III disclaims any beneficial interest in these shares.

(12)	Includes 11,139 shares pledged by Mr. Wasson under a line of credit.

(13)	Does not include 174,348 shares owned by trusts or entities for which executive officers or directors serve as trustees or officers, or held by family members of executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. Based on a review of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal year 2008, except Form 4s reporting the grant of stock options to the following executive officers effective September 1, 2007, were filed late because of an administrative error: Jeffrey A. Rein, Gregory D. Wasson, George J. Riedl, Mark A. Wagner, R. Bruce Bryant, Kermit R. Crawford, Debra M. Ferguson, Dana I. Green, William M. Handal, Donald C. Huonker, J. Randolph Lewis, William M. Rudolphsen, William A. Shiel, Kevin P. Walgreen, Kenneth R. Weigand, Mia M. Scholz, Denise Wong, Robert G. Zimmerman, and Chester G. Young.

Equity Compensation Plans

The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2008. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan, the Long-Term Performance Incentive Plan (formerly, the Restricted Performance Share Plan) and the Nonemployee Director Stock Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens), the grant made to all non-executive employees in conjunction with the opening of the Company’s 3,000th store (Option 3000), and the grant made to all non-executive employees in connection with the opening of the Company’s 4,000th store (Walgreen Co. Broad Based Employee Stock Option Plan).

			C. Number of securities
			remaining available for
	A. Number of securities	B. Weighted-average	future issuance under
	to be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (A))
Equity compensation plans approved by security holders	26,673,028	$36.99	23,896,839	(1)
Equity compensation plans not approved by security holders(2)	8,307,863	$37.16	38,404,951
Total	34,980,891	$37.03	62,301,790

(1)	The Walgreen Co. Nonemployee Director Stock Plan does not have a specific number of shares reserved for issuance, and therefore, shares remaining available for grant pursuant to the plan are not included in the table. Through fiscal year 2006, the plan established the number of shares issued to each nonemployee director pursuant to their annual share grant by dividing $80,000 (subject to possible adjustment up to $250,000) by the price of a share of common stock on November 1 of the relevant year. For the annual share grant made on November 1, 2006, the dollar value of the grant was increased to $100,000. Beginning with the annual share grant made on November 1, 2007, the dollar value of the grant was increased to $120,000. Each nonemployee director may elect to receive this annual share grant in the form of shares or deferred stock units. Furthermore, each nonemployee director receives one-half of his or her quarterly retainer for service on the Board of Directors in the form of either shares or deferred stock units. The number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the first trading day of each fiscal quarter. However, if the director elects deferred stock units, then the number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the day of each quarterly Board meeting.

(2)	Share Walgreens is a stock purchase and stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to a limited percentage of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive from one to three options to purchase additional shares at a fixed price. The determination of the number of options is a function of the degree to which the Company attains pre-established performance goals. For options granted prior to October 1, 2005, the option price equaled the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period, with a floor price of not less than 15% of the fair market value of the stock on the last trading day of the applicable window period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period. Unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2008, options to acquire 5,924,211 shares were outstanding.

The Walgreen Co. Option 3000 Plan is an incentive compensation plan that permitted the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from 75 to 500 options based on the employee’s years of service on the date of the grant. The option price is $29.1875, the closing price of a share of common stock on May 11, 2000. The options vested and became exercisable on May 11, 2003, and unexercised options expire on May 10, 2010, subject to earlier termination if the optionee’s employment ends. As of August 31, 2008, options to acquire 3,271,273 shares were outstanding.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees to celebrate the achievement of store opening milestones (such as the opening of the Company’s 4,000th store), employees’ contributions to such milestones, and to generally reward employees for devoting their continued best efforts to the business and affairs of the Company. For options granted to employees in connection with store opening milestones, the Compensation Committee determines the number of options to be granted, if any, and which non-executive employees who are employed as of the designated date will participate. Under the plan, the Compensation Committee may also grant options from time to time to individual non-executive employees. The option price for each grant equals the closing price of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option vests three years after the date of the grant, and unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. The plan covers 15 million shares of common stock. As of August 31, 2008, options to acquire 3,797,304 shares were outstanding.

Certain Relationships and Related Transactions

Certain employees of the Company who received fiscal year 2008 compensation of more than $120,000 are related to current or recently retired executive officers or directors of the Company. They include: Casey (Handal) Kozlowski, Supervisor, Pharmacy Information Systems and daughter of William M. Handal, an executive officer of the Company; Michael Handal, District Manager and son of William M. Handal, an executive officer of the Company; Brandt Markl, District Manager and son of Barry L. Markl, an executive officer of the Company who retired in November 2007; Ryan Markl, District Manager and son of Barry L. Markl who retired in November 2007; Kevin P. Walgreen, Senior Vice President and son of Charles R. Walgreen III, a director of the Company; and Brad Wasson, Store Operations Vice President and brother of Gregory D. Wasson, an executive officer of the Company. Each employee’s compensation was comparable to other Company employees at similar levels.

On August 1, 2006, the Company completed the acquisition of Medmark Specialty Pharmacy Solutions. Stanley B. Blaylock was an officer and shareholder of Medmark prior to the acquisition and joined the Company upon completion of the acquisition. Mr. Blaylock became an executive officer of the Company in October 2007. In addition to the payment Mr. Blaylock received for the Medmark shares and options that he held upon completion of the acquisition in August 2006, Mr. Blaylock received an earn-out payment of $407,000 in May 2007 and a distribution from escrow of $167,124 in August 2008.

Each year, each director and officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which a related person, such as a director or officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of procedures and controls to obtain information from the Company’s directors and officers relating to related-party transactions and then determining, based on the facts and circumstances, whether the Company or a related-party has a direct or indirect material interest in the transaction. The Nominating and Governance Committee reviews related-party transactions. Members of the Committee that may be a party to a specific transaction abstain from any associated deliberations. The Committee approves a related party transaction only if the Committee deems it to be in the best interests of the Company. When considering a transaction, the Committee will review all relevant factors including the Company’s rationale for entering into a related-party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008.

David Y. Schwartz, Chairman
Nancy M. Schlichting
Alejandro Silva
James A. Skinner
Marilou M. von Ferstel

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to the Independent Registered Public Accounting Firm

All fees billed by Deloitte & Touche LLP for services rendered during fiscal years 2008 and 2007 are as follows:

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees(1)	$1,980,000	$1,916,000
Audit-Related Fees(2)	11,000	11,000
Tax Fees(3)	22,000	77,000
All Other Fees	—	—

Total Fees	$2,013,000	$2,004,000

(1)	Audit fees cover: professional services performed by Deloitte in the audit of the Company’s annual financial statements included in the annual report on Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes audits of employee benefits plans and consultations with respect to financial reporting and accounting standards. There were no audit-related fees approved during fiscal years 2008 and 2007 pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(3)	Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its subsidiaries, refund claims, tax appeals, and tax work stemming from “Audit-Related” items. There were no tax fees approved during fiscal years 2008 and 2007 pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm, and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents), (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations, and (iv) audits of employee benefit plans. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a reasonably detailed description of the nature of the engagement.

All audit, audit-related, and tax services performed by Deloitte in fiscal year 2008 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2008 was compatible with maintaining auditor independence.

Review of Deloitte’s Independence

On September 22, 2008, Deloitte advised the Company that it had recently become aware of unauthorized personal securities transactions in the Company’s securities by a Deloitte partner who served as the advisory partner on Deloitte’s audit team for the Company until his resignation from Deloitte in September 2008 (the “Former Advisory Partner”). Deloitte believes that the Former Advisory Partner engaged in trading in the Company’s common stock, or options relating thereto, as well as common stock, or options relating thereto, issued by Option Care, Inc., which was acquired by the Company in 2007. The Company’s Deloitte audit engagement team consisted of an Audit Partner, a Concurring Partner, the Former Advisory Partner, a Senior Manager and additional Deloitte professional staff. The Audit Partner had responsibility for all substantive issues with respect to the planning, scope and conduct of the Company’s audit, while the Former Advisory Partner was responsible for client relationship management and service assessment. Pursuant to the SEC’s rules, and to Deloitte’s own rules, on auditor independence, the Former Advisory Partner was not permitted to own or trade in the Company’s securities.

Deloitte has informed the Company that Deloitte’s investigation of the facts and circumstances related to the Former Advisory Partner determined that, notwithstanding the violation of the SEC’s independence rules, Deloitte’s objectivity and integrity with respect to the Company’s audits was unaffected such that Deloitte’s independence with respect to the audits remained unimpaired and that, in Deloitte’s opinion, it remains independent. Accordingly, in the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and the rules of the Public Company Accounting Oversight Board (PCAOB), Deloitte stated that the behavior of the Former Advisory Partner had not impaired Deloitte’s independence with respect to the Company and that Deloitte remained independent accountants with respect to the Company, within the meaning of the Securities Act and the Securities Exchange Act and the requirements of the PCAOB. In discussions with the Audit Committee, Deloitte stated that its conclusion was based on, among other things, the results of its internal investigation, which concluded that (i) the Audit Partner, rather than the Former Advisory Partner, was responsible for the planning, scope and conduct of the Company’s audits, including setting materiality levels and determining audit procedures, (ii) while the Former Advisory Partner did review the audit plan document and offer high-level editorial comments, he did not offer any substantive changes, (iii) the Former Advisory Partner did not prepare or review work papers with respect to the Company’s audits, (iv) although he was made aware of certain technical issues, the Former Advisory Partner was not consulted on any technical accounting, auditing or independence issues related to the Company’s audits by the Audit Partner, the Concurring Partner or any other members of the audit engagement team, and (v) no Deloitte personnel, including the audit engagement team, had any knowledge of the Former Advisory Partner’s trading activities.

Following Deloitte’s disclosure, the Company and the Audit Committee engaged counsel to independently investigate the facts relating to the Former Advisory Partner. In the course of the investigation, counsel interviewed relevant Deloitte personnel and the members of the Company’s executive team who had regular contact with the Former Advisory Partner. Counsel informed the Audit Committee that its investigation had confirmed that (i) none of the Company executives interviewed by counsel could recall the Former Advisory Partner participating in any steps of the actual audit process or in any discussions regarding accounting treatment of any items appearing on the Company’s financial statements, (ii) while the Former Advisory Partner regularly attended Audit Committee meetings, neither management nor the Audit Committee looked to the Former Advisory Partner for input on substantive issues relating directly to the Company at those meetings, (iii) the Deloitte Audit Partner always led the discussions relating to all aspects of the audit at Audit Committee meetings, while the Former Advisory Partner’s role at Audit Committee meetings was limited to comments on the qualifications and firm-wide legal risk exposure of Deloitte, any PCAOB reviews of Deloitte, non-audit services that Deloitte might be able to offer the Company, client satisfaction issues, and global best practices for audit committees, and (iv) none of the interviewed Company employees had any indication that the Former Advisory Partner had engaged in securities trading activities that may have violated the independence rules of the SEC, or of Deloitte, prior to September 22, 2008. Furthermore, in the course of an Audit Committee meeting the Audit Committee Chairman confirmed with each of the members of the Audit Committee, as well as with the Company’s Chief Executive Officer and Chief Operating Officer, that their experiences with the Former Advisory Partner were consistent with the foregoing.

Based on the report by Deloitte and the results of the independent investigation by counsel, the Audit Committee concluded that, notwithstanding the actions of the Former Advisory Partner resulting in the violation of the SEC’s auditor independence rule, Deloitte’s independence with respect to the Company was not impaired. Following this determination, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. After a review of the quality of Deloitte’s audit work, the professional abilities and experience of the Deloitte staff assigned to the audit and Deloitte’s internal controls designed to provide reasonable assurance of independence, the Audit Committee appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2009.

The Company and Deloitte subsequently discussed their conclusions regarding the Former Advisory Partner with, and on October 20, 2008 the Company furnished a detailed written analysis to, the staff of the SEC.

PROPOSAL 2

Ratify the Appointment of the Independent Registered Public Accounting Firm

In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2009. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well qualified.

Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors, however, is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 3

Amend the Walgreen Co. 1982 Employees Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan

The Company’s shareholders approved the Walgreen Co. 1982 Employees Stock Purchase Plan (the “Plan”) at the 1983 Annual Meeting. The Plan is designed to assist employees of the Company in acquiring shares of the Company’s common stock as an investment over a period of years.

In 2002, the Board of Directors and shareholders approved an amendment to the Plan to increase the number of shares of common stock authorized for issuance under the Plan from 64,000,000 to 74,000,000, of which 3,242,237 shares remain available for purchase under the Plan.

Subject to approval by the Company’s shareholders at the Annual Meeting, the Board of Directors further amended the plan on October 8, 2008 to increase the number of shares of common stock authorized for issuance under the Plan by 20,000,000 shares from 74,000,000 to 94,000,000. The Plan amendment will be effective as of January 14, 2009, if a majority of the outstanding shares of the Company’s common stock represented at the Meeting and entitled to vote is voted in favor of the amendment. A summary of the Plan follows.

Each employee of the Company and its designated subsidiaries who works an average of at least 20 hours per week is eligible to participate in the Plan after completing three months of employment. The Plan provides that participating employees may purchase shares of the Company’s common stock at 90% of the fair market value in an amount up to 25% of the employee’s compensation, up to $25,000 annually. The Plan has monthly offering periods. A participating employee may elect to pay for the purchase of stock by a payroll deduction, a cash contribution or, in the case of non-officer employees, a cash contribution funded by a loan from the Company, or any combination of the above. If the employee elects to participate through payroll deduction, his or her accumulated payroll deductions are used to purchase shares of Company common stock as of the last trading of the month in which the deductions are made. An eligible employee is also permitted to purchase shares once during a monthly offering period by cash contribution. In that case, the shares are purchased on the date the employee elects to exercise his or her right to purchase the shares.

The shares so purchased are then entered in the employee’s account on the records of the Plan administrator, and the employee can elect to have certificates for such shares delivered to him or her pursuant to procedures established by the administrator. Cash dividends accruing on shares in an employee’s account are paid to the employee in cash, or at the employee’s election may be reinvested in the purchase of common stock of the Company at the then prevailing price on the open market. If the employee has purchased the stock through the stock loan program, cash dividends paid with respect to such shares are used to pay the outstanding indebtedness. An employee must hold the stock for 90 days after making a cash purchase.

Any amounts credited to an employee’s account that have not been used to purchase shares at the employee’s termination of employment are distributed to the employee or, in the case of death, to the employee’s estate. Other than distributions on account of termination of employment, amounts credited to an employee’s account cannot be withdrawn.

Rights granted under the Plan are not transferable by a participating employee other than by will or under the laws of descent and distribution and are exercisable only by the employee during his or her lifetime.

The Plan is administered by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is eligible to participate in the Plan.

The Board of Directors has the power to amend or terminate the Plan at any time, but may not, without the approval of a majority of the shares of common stock of the Company represented and entitled to vote at a shareholders meeting, increase or decrease the shares authorized for issuance under the Plan or decrease the purchase price per share.

It is not possible to determine how many eligible employees will participate in the Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of common stock that will be distributed under the Plan. Directors do not participate in the Plan. In fiscal year 2008, 2,200,374 shares of the Company’s common stock were purchased under the Plan. In fiscal 2008, executive officers as a group purchased 3,960 shares of common stock under the Plan, having a value of $144,262, based on the fair market value of Company common stock as of August 29, 2008 of $36.43. In fiscal 2008, employees as a group (other than executive officers) purchased 2,196,414 shares of common stock under the Plan, having a value of $80,015,362, based on the fair market value of Company common stock as of August 31, 2008 of $36.43.

Rights to purchase shares granted pursuant to the Plan are designed to comply with Section 423 of the Internal Revenue Code of 1986, as amended. The Plan has the following tax consequences:

A participant does not recognize income upon the granting or exercise of Plan rights. If a participant holds shares of common stock purchased under the Plan for at least two years after the date of grant and one year after the purchase date, or dies holding the shares, the participant recognizes, in the year of disposition or death, ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the stock at the time of disposition or death over the price paid for the stock, or (b) the excess of the fair market value of the stock at the time the right was granted over the price paid for the stock. Any further gain is taxed as long-term capital gain. If the sales proceeds are less than the price paid for the stock, a participant will have no ordinary income and a long-term capital loss.

If the common stock acquired is not held by the participant for two years after the date of grant and one year after the purchase date, the participant recognizes, in the year of disposition, ordinary income equal to the difference between the fair market value of the stock on the date of purchase and the price paid for the stock. This ordinary income is recognized even if the shares are sold at a loss. The difference between the amount realized from the sale and the fair market value on the purchase date is taxed as a long-term or short-term capital gain or loss depending on the participant’s holding period for the shares. The Company is allowed a deduction against income in the year in which such a disqualifying disposition occurs for the amount of ordinary income includable by the participant.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE WALGREEN CO. 1982 EMPLOYEES STOCK PURCHASE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 4

Shareholder Proposal that the Board of Directors of Walgreen Co. Adopt a Policy that the Chairman of the Board be an Independent Director who has not Previously Served as an Executive Officer of the Company

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, the beneficial owner of 5,860 shares of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED, that stockholders of Walgreen Company (“Walgreen” or the “Company”) ask the Board of Directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) the compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Shareholder’s Supporting Statement:

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company Jeff Rein holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Walgreen require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

We believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Walgreen, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, it is less able to provide independent oversight of the officers if the Chairman of the Board is also CEO of the Company.

We, therefore, urge shareholders to vote FOR this important corporate governance reform.

The Company’s Response:

For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is unnecessary and is not in the best interest of the Company or its shareholders.

The Board strongly favors an effective governance structure with a strong, diligent and independent board of directors. The Company’s Board is composed of a majority of independent directors, as determined under the standards of the New York Stock Exchange, The NASDAQ Global Select Market, and the Chicago Stock Exchange. The Company’s audit committee, compensation committee and nominating and governance committee are composed solely of independent directors. Non-management directors meet in executive sessions not attended by management in conjunction with each regular Board meeting. Each director is an equal participant in decisions made by the full Board, and the independent directors communicate regularly with the lead director, the chairman and the chief executive officer regarding appropriate Board agenda topics and other Board related matters.

The Board does not believe that separation of the roles of chairman and chief executive officer is necessary for effective board leadership. Rather, effective leadership requires an independent director to serve as a focal point for the work of the independent directors. To this end, the Board revised its Corporate Governance Guidelines in January 2008 to provide, at the Board’s discretion, for an independent lead director. Our lead director’s duties include presiding at executive sessions of the independent directors, reviewing meeting agendas in collaboration with the Chairman, recommending matters to be considered by the Board, and being available for consultation and direct communication if requested by major shareholders. Alan G. McNally, an independent member of the Board, served as lead director from January 30, 2008 until his appointment, on October 10, 2008, as Chairman and acting Chief Executive Officer. As Chairman, Mr. McNally continues to serve as the focal point for the work of the independent directors.

There is no benefit in limiting the Board’s flexibility to choose the person it believes would best serve as Chairman of the Board. Our Board of Directors already has the authority to appoint a non-management director as Chairman and has recently done so by its appointment of Mr. McNally. The shareholder proposal would eliminate the flexibility of the Company’s Board to consider whether a member of management is best positioned to serve in the role of Chairman at any given time. Rigid application of the proposal would deprive the Board of the ability to evaluate the particular needs of the Company, the specific qualifications of the individual in question and the particular facts and circumstances affecting the Company, as it considers candidates for Chairman. We believe that shareholders are best served by a board that can adapt its structure to the needs of the Company and the capabilities of its directors and senior executives. Because this proposal narrows the governance arrangements the Board may consider, we do not believe its adoption is in the best interests of the Company or its shareholders.

In view of the Company’s highly independent board structure and our strong corporate governance guidelines and practices, the Company’s Board of Directors believes that the shareholder proposal is unnecessary and would not strengthen the Board’s independence or oversight functions. The Board will continue to evaluate the Company’s corporate governance practices on an ongoing basis to ensure that its corporate governance sufficiently addresses the Company’s needs.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 5

Shareholder Proposal that the Board of Directors of Walgreen Co. Adopt a Policy that Provides Shareholders the Opportunity at Each Annual Shareholder Meeting to Vote on an Advisory Resolution to Ratify the Compensation of the Named Executive Officers

The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, Michigan 48275, the beneficial owner of 29,236 shares of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED, that shareholders of Walgreen Co. request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Shareholder’s Supporting Statement:

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon. In fact, seven resolutions received majority votes. (Note: complete 2008 statistics were not available at the time this proposal was filed.)

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac and Riskmetrics decided to present such a resolution to investors in 2008 and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. In our opinion, shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company’s senior executive compensation, as reported each year.

The Company’s Response:

For the reasons explained below, the Directors believe that adopting this proposal is not in the best interest of the Company and its shareholders.

The Compensation Committee of the Board is responsible for establishing and maintaining a competitive, fair and equitable compensation policy that attracts, motivates and retains talented employees to execute the Company’s strategies and achieve its goals. To this end, the Committee, which is comprised entirely of independent Directors, is specifically charged with setting compensation for the Company’s most senior leaders. When establishing programs or setting compensation levels, the Committee makes numerous complicated and inter-related decisions, all requiring judgment and analysis after careful review of substantial data.

The Committee considers both public and confidential information about the Company’s strategies and performance when assessing executive performance and setting compensation. Some of this information cannot be made available to shareholders without also providing proprietary competitive data to the Company’s competitors. As proposed, shareholders would therefore be asked to endorse or reject compensation decisions without complete information or, alternatively, to have the Company disclose competitive information in a public document.

Many of the referenced “say on pay” proposals arose out of actual or perceived extraordinary or even astronomical compensation packages awarded certain executives at some companies. There has not been, however, a history of such compensation packages at Walgreens, and the proponent does not allege so in this proposal. Therefore, this proposal seeks to fix a problem that does not exist at Walgreens.

While the Board believes that the Compensation Committee is in the best position to determine executive compensation levels, the Board appreciates that shareholders are a crucial stakeholder whose views are welcome and valued. Shareholders who wish to express their opinions on the Company’s executive compensation strategy, or any other matter of interest to the Company, may do so by writing to the Board, the Compensation Committee, an individual director, or the Corporate Secretary as outlined in this proxy statement.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one copy of the Company’s Annual Report and proxy statement, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Annual Report or proxy statement at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the 2008 Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Computershare Investor Services LLC at 1-888-368-7346, or inform them in writing at 2 North LaSalle Street, Chicago, Illinois 60602. If your shares are held through a brokerage account, please contact your broker directly.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholder Proposals for the Next Annual Meeting

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the Annual Meeting scheduled on January 13, 2010, the proposals must be received by the Company no later than July 28, 2009. Such proposals should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

Shareholder proposals not included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures described in the Company’s By-Laws. For the Annual Meeting on January 13, 2010, the Corporate Secretary must receive notice of the proposal on or after September 16, 2009 and no later than October 16, 2009. Shareholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-Laws, including a description of the proposal, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities. The Company’s By-Laws also require that shareholder proposals concerning nomination of directors provide additional disclosure, including information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

By order of the Board of Directors,

        DANA I. GREEN

            Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on January 14, 2009

The Notice of Annual Meeting, Proxy Statement and the 2008 Annual Report are available electronically at http://investor.walgreens.com.

On this website the Company also posts the Company’s 2008 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The Company will furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., c/o Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015.

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. 200 WILMOT ROAD Proxies submitted by telephone or the Internet must be received by DERFIELD, IL 60015 11:59 p.m., Eastern Time, on January 13, 2009. VOTE BY PHONE — 1-800-690-6903 • Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 13, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET — www.proxyvote.com • Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 13, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL • Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WLGRN1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WALGREEN CO. If you wish to vote in accordance with the Board of Directors recommendations, just sign below. You need not check any boxes. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends a vote FOR each nominee(s), mark “For All Except” and write the All All Except of the following director nominees. number(s) of the nominee(s) on the line below. 1. 01) William C. Foote 06) David Y. Schwartz 02) Mark P. Frissora 07) Alejandro Silva 0 0 0 03) Alan G. McNally 08) James A. Skinner 04) Cordell Reed 09) Marilou M. von Ferstel 05) Nancy M. Schlichting 10) Charles R. Walgreen III The Board of Directors recommends a vote FOR For Against Abstain The Board of Directors recommends a vote AGAINST For Against Abstain Proposals 2 and 3. Proposals 4 and 5. 2. Ratification of the appointment of Deloitte & Touche 0 0 0 4. Shareholder proposal that the Chairman of the Board 0 0 0 LLP as independent registered public accounting firm. be an independent director who has not previously served as an executive officer of Walgreen Co. 3. To amend the Walgreen Co. 1982 Employees Stock 0 0 0 5. Shareholder proposal that Walgreen Co. 0 0 0 Purchase Plan to increase the number of shares of shareholders vote to ratify the compensation of common stock authorized for issuance under the plan. the named executive officers. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting. For address changes and/or comments, please check this box 0 The signatory hereby acknowledges receipt of the accompanying Notice of and write them on the back where indicated. Annual Meeting of Shareholders and Proxy Statement. Please sign exactly as your name appears above. Joint owners should each sign. Where applicable, indicate your official position or representation capacity. If you vote by telephone or via the Internet, please do not mail your proxy card. THANK YOU FOR VOTING. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING The Walgreen Co. Annual Meeting of Shareholders will be held January 14, 2009, at 10:00 a.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. An admission ticket is included in this mailing. You will not be admitted without a ticket. Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs. If you park in the Navy Pier parking garage, please pick up a voucher at our registration desk. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report, Shareholder Letter and Admission Ticket are available at www.proxyvote.com. WLGRN2 WALGREEN CO. Annual Meeting Proxy Card Proxy solicited on behalf of the Board of Directors The undersigned hereby appoints ALAN G. MCNALLY, WILLIAM C. FOOTE and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 14, 2009, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting. This proxy, when properly executed, will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Admission Ticket

Annual Meeting of Shareholders

January 14, 2009
10:00 AM
Navy Pier Grand Ballroom
Chicago, IL

PLEASE ADMIT	NON-TRANSFERABLE

ADMISSION TICKET

This is your admission ticket to the Walgreen Co. Annual Meeting of Shareholders to be held JANUARY 14, 2009, AT 10:00 A.M., CENTRAL STANDARD TIME, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3
for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for parking at our registration desk.